Exhibit 10.1

COMPANY AGREEMENT

FOR

MONARCH REMEDIATION & PROCESSING I, LLC

THE MEMBERSHIP INTERESTS THAT ARE THE SUBJECT OF THIS COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE HOLDER THEREOF PROVIDES EVIDENCE SATISFACTORY TO THE MANAGERS (WHICH, THE DISCRETION OF THE MANAGERS, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGERS) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER, OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

THE MEMBERSHIP INTERESTS THAT ARE THE SUBJECT OF THIS COMPANY AGREEMENT ARE SUBJECT TO RESTRICTIONS ON THE TRANSFER, SALE, PLEDGE, OR OTHER DISPOSITION AS SET FORTH IN THIS COMPANY AGREEMENT.

COMPANY AGREEMENT
FOR
MONARCH REMEDIATION & PROCESSING I, LLC

This Company Agreement of MONARCH REMEDIATION & PROCESSING I, LLC is executed as of the Effective Date, by each of the Persons who sign this Agreement under the caption “Members” on the signature page of this Agreement.

ARTICLE 1.
DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, each of the following terms has the meaning given to it below:

“Affiliate” means person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified or who is an Associate of the Person. For the purpose of this definition control, controlling, controlled by and under common control with means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise and associate, means (1) a corporation, partnership, limited liability company, or other business entity of which such person is an officer, owner, partner, member, manager or is, directly or indirectly, the beneficial owner of 10 percent or more of any beneficial interest, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, and (3) any relative or spouse of such person who is a officer, owner, partner, member, manager or is, directly or indirectly, the beneficial owner of 10 percent or more of any beneficial interest in such person.

“Agreement” means this Company Agreement, as amended from time to time.

“Assignee” means a Person who receives a Transfer of all or a portion of the Membership Interest of a Member, but who has not been admitted to the Company as a Member in connection with such Transfer.

“Base Rate” means a rate per annum that from day to day is equal to the lesser of (a) the prime rate of interest as cited by The Wall Street Journal and (b) the maximum rate permitted by applicable laws, with each change in the rate to be made on the same date as any change in (a) or (b), as appropriate.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banks in the State of Texas are permitted to be closed.

“CA-2 Materials” means CA-2 Materials, Inc., a Texas corporation.

“Capital Account” shall have the meaning set out in Section 4.5 below.

“Capital Contribution” means the contribution of Contributed Property and the additional contributions to the Company set forth in Article IV of this Agreement.

“Certificate” means the certificate of formation of the Company filed with the Secretary of State of the State of Texas pursuant to the TBOC, as amended or restated at such time.

“Claims” means all losses, costs, liabilities, damages, and expenses incurred in connection with a Proceeding (including court costs and fees and disbursements of counsel).

“Code” means the Internal Revenue Code of 1986, as amended from time to time. “Company” means the limited liability company formed pursuant to the Certificate.

“Contributed Property” means any cash or property contributed by a Member to the capital of the Company.

“Distributable Cash” means all cash funds of the Company on hand at any time after payment of all expenses of the Company due as of such time, as reduced by the amount of the Reserves, if any, at such time.

“Effective Date” means June 2, 2026.

“Fair Value” means, the fair value of the item being valued, as determined by an appraiser selected in accordance with the terms of this Agreement.

“Fiscal Year” means the fiscal year of the Company’s operations as selected by the Managers of the Company for accounting purposes.

“Fundamental Business Transaction” shall mean any action which requires the approval of the Members under the terms of this Agreement.

“Guaranty Agreement” means a guaranty agreement in the form of Exhibit E attached hereto executed by Vivakor in favor of the Company and CA-2 Materials guaranteeing the indemnity obligations of VivaVentures under the Indemnity Agreement.

“Indemnity Agreement” means an indemnity in the form of Exhibit D attached hereto executed by Vivakor in favor of the Company and CA-2 Materials for liabilities, debts, liens, claims and obligations arising from VivaVentures’ prior occupancy of the Leased Premises.

“Involuntary Transfer Event” means a Member bankruptcy, a Member’s dissolution, or any other event causing the Member to involuntarily dispose of a Membership Interest.

“Leased Premises” means that certain 3.443 acre tract of land, more or less, situated in the John Dunman Survey, Abstract 231, Harris County, Texas, being out of Tract 3 as more particularly described in Exhibit A to that certain Special Warranty Deed dated January 27, 2012, from VNF, Inc., as Grantor, to W & P Development Corporation, as Grantee, recorded as Instrument No. 20120039116, Official Public Records of Harris County, Texas, currently leased by W& P Development Corporation to CA-2 Materials.

“Liquidation Reserve” means that reserve of Company funds held by the Company in connection with its process of winding up for the purpose of addressing obligations of the Company which may become due during the winding up process or after the termination of the Company.

“Majority” means, with respect to any group entitled to vote on a matter, more than fifty percent (50%) of the votes of that group.

“Management Agreement” means the management services agreement between Monarch M&P and the Company whereby Monarch M&P agrees to manage the operations of the Company pursuant to the Operations Agreement, a form of which is attached as Exhibit C.

“Manager” means any Person named in the Certificate as an initial manager of the Company and any Person hereafter elected as a manager of the Company as provided in this Agreement, but does not include any Person who has ceased to be a manager of the Company.

“Member” means each of the Persons who execute this Agreement as a Member and becomes a member under the terms of this Agreement as well as each Person who is otherwise admitted to the Company as a member under the terms of this Agreement.

“Membership Interest” means, at any time, the interest of a Member in the Company, including the right to receive distributions of Company assets and the right to receive allocations of income, gain, loss, deduction, or credit of the Company, but does not include the voting rights or management rights reserved to the Members under the terms of this Agreement (or the right to vote the Units relating thereto) until such holder of the Membership Interest has been admitted to the Company as a Member as to that Membership Interest.

“Monarch R&P” means Monarch R&P Management, LLC, a Texas limited liability company.

“Monarch R&P Manager” means a Manager appointed by Monarch R&P. The initial Monarch R&P Managers are J. Tyler Willis, Dustin Rutherford and Troy McGuire.

“Monarch R&P Member” means Monarch R&P and any successor or assignee of the Units owned by Monarch R&P.

“Notice” means any notice delivered in the manner set out in the “Miscellaneous” Section of this Agreement.

“Officers” means any Person who is appointed or elected as an officer of the Company in the manner set out in this Agreement.

“Operations Agreement” means the site operations agreement by and between CA-2 Materials and the Company whereby the Company agrees to operate the RPC and Wash Plant located on the Lease Premises on behalf of CA-2 Materials, a form of which is attached as Exhibit B.

“Permitted Transferee” means, with respect to each Member, (i) any Person directly or indirectly controlling, controlled by or under common control with such Member; and (ii) any trust for the Member, the Member’s spouse or children or any other Person spouse or children or any other Person who is of a relationship described in Section 267(b) of the Code substituting 80% in place of 50%, where applicable, provided the Member is the sole acting trustee of the trust (with the understanding that when the Member is no longer the sole acting trustee this may be an unauthorized transfer thereafter). For purposes of this paragraph and for determining when a, Person is directly or indirectly controlling, controlled by, or under control with any other Person, the term control shall refer to an interest of 80% or more of the outstanding voting interests or beneficial interest of such Person.

“Person” means any business entity, trust, estate, executor, administrator, or individual.

“Preferred Return” means, with respect to any Member, an amount calculated as a cumulative, non-compounded per annum rate equal to four percent (4%) on the average daily balance of the Unreturned Capital Contributions of such Member.

“Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

“Purchasing Member” mean a Member who timely exercised his or her right to purchase a Deceasing Transferred Interest or an ITE Transferred Interest, as applicable.

“Remaining Cash Contribution” has the meaning set forth in Section 4.1(d) of this Agreement.

“Reserves” means those reserves which the Managers determine to be necessary or useful in their reasonable discretion for future cost, expenses, capital investment, or contingencies which may be incurred by the Company.

“RPC” means a remediation and processing center located on the Leased Premises.

“Section” means a section of this Agreement, unless the text indicates otherwise.

“Sharing Ratio” means those ratios set out in Section 3 below.

“Super Majority” means, with respect to any group entitled to vote on a matter, one or more members of that group who hold more than sixty-six and 2/3rds of the votes held by that group.

“Taxable Year” means the Company’s taxable year, which shall be the calendar year or such other taxable year required by Section 706(b) of the Code.

“TBOC” means, at any time, the Business Organizations Code of the State of Texas, as amended, or, from and after the date any successor statute becomes, by its terms, applicable to the Company, such successor statute, in each case as amended at such time by amendments that are, at that time, applicable to the Company. All references to sections of the Business Organizations Code include any corresponding provision or provisions of any such successor statute.

“Transfer” means (a) the direct or indirect sale, transfer, encumbrance, gift, assignment, pledge, hypothecation, conveyance or other transfer of the Membership Interest or any portion thereof or interest therein, including any transfer by operation of law, by judicial process, levy, foreclosure, or attachment, (b) execution of a contract for the foregoing; (c) if a Member is a corporation, partnership, limited liability company, trust or other business entity, the transfer (whether in one transaction or a series of transactions) of any stock, partnership interest, limited liability company or other ownership interests in such corporation, partnership, limited liability company or entity including, without limitation, changes in stockholders, partners, members, managers, trustees, beneficiaries, or their respective interests; or (d) if the Member is a corporation, partnership, limited liability company, trust or other business entity, the creation or issuance of new stock or other interest in the business entity by which an aggregate of more than 10% of the voting control in the business entity is vested in some new party.

“Unit” means an increment of interest in the Company assigned to each Member in connection with its Contribution to the Company as a part of the Initial Capital Contribution and which, in each case where the Members, or a group of Members are entitled to vote or make a decision under the terms of this Agreement, will carry one vote.

“Unreturned Capital” means the Capital Contribution made to the Company by a Member, based on the Agreed Value of the property contributed, where appropriate, less those sums previously distributed to such Member other than (1) the Preferred Return and (ii) Tax Distributions.

“Vivakor” means Vivakor, Inc., a Nevada corporation.

“VivaVentures” means VivaVentures Remediation Corporation, a Texas corporation.

“VivaVentures Cash Contribution” has the meaning set forth in Section 4.1(d) of this Agreement.

“VivaVentures Manager” means a Manager appointed by VivaVentures. The initial VivaVentures Managers are Les Patterson and James Ballengee.

“VivaVentures Member” means VivaVentures and any successor or assignee of the Units owned by VivaVentures.

“Wash Plant” means the wash plant located on the Leased Premises.

1.2 Other Definitions; References to Definitions. Other terms defined herein have the meanings so given them. Each reference in this Agreement to a definition is a reference to a definition contained in this Agreement, unless the context expressly provides otherwise.

ARTICLE 2.
ORGANIZATIONAL MATTERS

2.1 Formation. The Members hereby form the Company pursuant to the TBOC, as of the Effective Date.

2.2 Name. The name of the Company is “MONARCH REMEDIATION & PROCESSING I, LLC.” The business of the Company will at all times be conducted under such name and such other name or names as the Managers may select, from time to time.

2.3 Name and Address of Members. The name and address of the initial Members is set forth on Exhibit A. Each such Person shown on Exhibit A on the Effective Date of this Agreement is admitted to the Company as a Member upon its formation. Any change in the name or address of a Member of which the Company is given notice will be as set forth in the records of the Company and Exhibit A will be deemed amended appropriately. The Managers shall substitute a new Exhibit A (indicating its effective date) to reflect such additional and/or different information. The records of the Company will be prima facie evidence of the status of any Person as a Member.

2.4 Registered Office and Registered Agent. The address of the registered office of the Company in the State of Texas will be at 1601 Elm Street, Suite 4360, Dallas, Texas 75201 and the name of the registered agent of the Company at such address will be Cogency Global Inc. The Managers may at any time, and from time to time, designate a new or successor registered office or registered agent, or both.

2.5 Principal Office and Other Offices. The principal address and place of business of the Company will be 18511 Beaumont Highway, Houston, Texas 77049 or such other place that is consistent with the purpose of the Company as the Managers may designate from time to time by notice to the Members. The Company may have such other office or offices as the Managers may designate from time to time by notice to the Members.

2.6 Purpose. The purposes of the Company are (a) to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the TBOC; and (b) to engage in any other business or activity that may be necessary or incidental to accomplish the foregoing purposes.

2.7 Certificate; Foreign Qualification. A certificate of formation that meets the requirements of the TBOC has been filed with the Secretary of State of the State of Texas and will be amended from time to time as required by the TBOC. Upon the request of the Managers, each Member will immediately execute all certificates and other documents consistent with the terms of this Agreement that the Managers believe are necessary or desirable for the Managers to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements to form, operate, qualify, and continue the Company as a (a) limited liability company under the TBOC and the laws of the State of Texas and (b) limited liability company, or a company in which each Member has limited liability in all other jurisdictions where the Company proposes to operate.

2.8 Term. The Company’s existence will commence on the effective date of the initial filing of the Certificate with the Secretary of State of the State of Texas and will continue until the Company terminates pursuant to the terms of this Agreement. The Company may not conduct business until the Certificate has been filed with the Secretary of State of the State of Texas.

2.9 Merger, Conversion, Interest Exchange. The Company may effect or participate in a merger, conversion, or interest exchange (as such terms are defined in the TBOC) or enter into an agreement to do so with the consent of the Managers and of a Super Majority of the Members.

ARTICLE 3.
MEMBERSHIP

3.1 Initial Members. The initial Members of the Company are the Persons executing this Agreement as Members as of the Effective Date of this Agreement, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Agreement and the formation of the Company.

3.2 Units and Sharing Ratio. The number of Units held by each Member, and the Sharing Ratio for each Member is set out below:

Member	Units	Sharing Ratio
Monarch R&P	500	50%
VivaVentures	500	50%
Total	1,000	100%

3.3 Limitations on Members’ Rights. Except as otherwise specifically provided in this Agreement to the contrary, no Member shall have the right to:

(a) participate in the control of the business affairs of the Company; transact any business on behalf of or in the name of the Company; or have any power or authority to bind or obligate the Company.

(b) have his/her/its capital contribution repaid except to the extent provided in this Agreement.

(c) require partition of the Company’s property or to compel any sale or appraisal of the Company’s assets.

3.4 New Members. The Managers may cause the Company to issue additional Units, Membership Interest and admit additional Members on the terms and conditions which are approved by a Super Majority of the Members. At the time any additional Units and Membership Interest are issued and additional Members are admitted to the Company, the Sharing Ratios shall be adjusted to reflect the terms and conditions upon which the additional Units and Membership Interest have been issued.

ARTICLE 4.
CAPITAL CONTRIBUTIONS AND LOANS

4.1 Initial Contribution by VivaVentures. As consideration for its Units in the Company, VivaVentures agrees to contribute to the Company as follows:

(a) VivaVentures shall cause Vivakor, a former tenant of the Leased Premises, to obtain the release from Equipmentshare.com of its $51,392.52 lien claim against the Leased Premises;

(b) VivaVentures shall reimburse, or cause Vivakor to reimburse, CA-Materials for any cost paid by CA-2 Materials relating the Lease from December 22, 2026 through the date of this Agreement;

(c) VivaVentures shall execute and deliver in favor of CA-2 Materials and the Company, the Indemnity Agreement in the form attached hereto as Exhibit D.

(d) VivaVentures shall cause Vivakor to execute and deliver in favor of CA-2 Materials and the Company, the Guaranty Agreement in the form attached hereto as Exhibit E; and

(e) VivaVentures shall contribute to the Company in cash an amount as necessary to pay for the commissioning and startup of the RPC and Wash Plant and for working capital, such amount not to exceed in the aggregate sum of $2,250,000.00 (the “VivaVentures Cash Contribution”). On or before the Effective Date, VivaVentures shall contribute $500,000 of the VivaVentures Cash Contribution to the Company, with $750,000 of the VivaVentures Cash Contribution to be funded within sixty (60) days of the Effective Date and the $1,000,000 balance of the VivaVentures Cash Contribution (the “Remaining Cash Contribution”) to be funded as necessary to pay for the commissioning and startup of the RPC and Wash Plant and for working capital. VivaVentures shall fund portions or all of the Remaining Cash Contribution within three (3) Business Days of deliver of notice from the Company that the Managers have determined the need for additional funds for such commissioning, startup and/or working capital.

In consideration for such contributions, the Company has issued to VivaVentures the number of Units in the Company set out on Exhibit A attached hereto.

4.2 Initial Contribution by Monarch R&P. As consideration for its Units in the Company, Monarch E&P agree to contribute to the Company as follows:

(a) Monarch R&P shall cause CA-2 Materials to enter into the Operations Agreement attached hereto as Exhibit B.

(b) Monarch R&P agrees to manage the RPC and Wash Plant on behalf of the Company in accordance with the Management Agreement attached hereto as Exhibit C.

In consideration of such contributions, the Company has issued to Monarch R&P the number of Units in the Company set out on Exhibit A attached hereto.

4.3 No Additional Contributions. No Member will be required to make any Capital Contributions to the Company beyond those described in this Agreement, otherwise agreed to in writing by the Members from whom such additional Capital Contribution is sought or as may be required by a non-waivable provisions of the TBOC.

4.4 Return of Contributions. No Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An Unreturned Capital Contribution is not a liability of the Company or of any Member.

4.5 Loans by Members. Any Member, with the consent of the Managers, may loan funds to or on behalf of the Company. Unless otherwise agreed by the Company and the lending Member, a loan described in this Section is payable on demand, bears interest at the Base Rate from the date of the advance until the date of payment, and is not a Capital Contribution.

4.6 Capital Accounts.

(a) The Company shall establish and maintain a capital account (“Capital Account”) for each Member in accordance with the Treasury Regulations promulgated under Section 704(b) of the Code.

(b) If any additional Membership Interests are issued in exchange for a Capital Contribution or if any Company property is to be distributed in liquidation of the Company, the Capital Accounts of the Members (and the amounts at which all Company properties are carried on its books and records utilized to maintain the Capital Accounts) shall be, immediately before such issuance or distribution, as the case may be, adjusted (consistent with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to all Company properties (as if that Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of those properties immediately prior to such issuance or liquidation). If the Carrying Value of any property of the Company is properly reflected on the books of the Company at a value that differs from the adjusted tax basis of that property, this Section 4.5(b) shall be applied with reference to that Carrying Value.

4.7 Other Provisions With Respect to Capital Contributions. Except as otherwise provided in this Agreement, no Member will be entitled to priority over any other Member with respect to a return of its Capital Contributions.

ARTICLE 5.
DISTRIBUTIONS

5.1 Distributions of Distributable Cash. Except as set out in Section 5.2, if, and to the extent Distributable Cash will be distributed to the Members, it will be distributed at such times as the Managers determine, in their sole discretion. Distributions of cash or property in respect of a Company Interest will be made only to the Person who, according to the books and records of the Company, is the holder of a Membership Interest in the Company on the date of such distribution. The date for any distribution of Distributable Cash will be determined by the Managers, in their sole discretion. When Distributions are made under the terms of this agreement they shall be made in the following priority:

(a) First, to each of the Members in an amount equal to the “tax liability” attributable to the income allocated to the Member under Article 6, which tax liability shall be calculated by applying to that income, the highest marginal tax rate applicable to income of the character allocated to any one Member, as reported by the Company for Federal Income Tax purposes;

(b) Next, any remaining Distributable Cash shall be distributed to the Members in the ratio of sixty percent (60%) to the VivaVentures Member and forty percent (40%) to the Monarch R&P Member until such time as the aggregate amount of Distributions made to VivaVentures (including those described in Section 5.1(a) above) equal the total VivaVentures Cash Contribution actually contributed by VivaVentures to the Company; and

(c) Next, once VivaVentures has been paid in Distributions the total amount of VivaVentures Cash Contribution actually contributed by VivaVentures to the Company, any remaining Distributable Cash shall be distributed to the Members pro rata in accordance with their Sharing Ratio.

5.2 Prohibited Distributions. Distributions may not be made to the Members of the Company if, immediately after the making of the distribution, the liabilities of the Company will exceed the Fair Value of the Company’s assets in the manner determined in Section 10 1.206 of the TBOC.

5.3 Reserve. From time to time, the Managers, in their sole discretion, may establish and maintain a Reserve or Reserves. If and to the extent the Managers determine, in its sole discretion, that funds in the Reserve that have not been utilized by the Company are no longer required to be so maintained, such funds will be released from the Reserve and distributed in the manner in which they would have been distributed had they not been set aside to fund such Reserve based upon the character of the transaction which gave rise to those funds in the reserve. The Managers will determine, in their sole discretion, the periods to which any funds released from the Reserve are attributable. In the event the cash in the reserve has been raised from transactions which cause the cash to have differing character and treatment under the terms of this Agreement, unless otherwise agreed by the Members, the cash distributed from the Reserve shall be deemed distributed on a first in first out basis.

5.4 Distribution in Kind. No assets will be distributed in kind, regardless of any potential unrealized depreciation or appreciation in respect thereof. Any in-kind distributions will be made proportionately among the Members in accordance with the percentage of the distributions the Members are entitled to receive, as set out in this Agreement.

5.5 Withholding. Notwithstanding anything to the contrary contained in this Agreement, the Managers, in their sole discretion, may withhold from any distribution of Distributable Cash or other cash or other property to any Member contemplated by this Agreement any amounts due from such Member to the Company, or any other Member in connection with the business of the Company to the extent not otherwise paid. If any provision of the Code, the Regulations, or state or local law or regulations requires the Company to withhold any tax with respect to a Member’s distributive share of Company income, gain, loss, deduction, or credit, the Company will withhold the required amount and pay the same over to the taxing authorities as required by such provision. The amount withheld will be deducted from the amount that would otherwise be distributed to that Member, but will be treated as though it had been distributed to the Member with respect to which the Company is required to withhold. If at any time the amount required to be withheld by the Company exceeds the amount of money that would otherwise be distributed to the Member with respect to which the withholding requirement applies, then that Member will make a Capital Contribution to the Company equal to the excess of the amount required to be withheld over the amount, if any, of money that would otherwise be distributed to that Member and that is available to be applied against the withholding requirement. Each of the Members represent that each such Member is not aware of any provision of the Code, the Regulations, or state or local law or regulations that currently require withholding of any tax by the Company with respect to such Member.

ARTICLE 6.
ALLOCATIONS OF PROFITS AND LOSSES

6.1 General. Except as otherwise provided herein or unless another allocation is required by the Treasury Regulations promulgated under Section 704(b) of the Code, for purposes of maintaining the Capital Accounts, Profit and Loss (and each item thereof) of the Company shall be allocated among the Members pro rata in proportion to the Members’ Sharing Ratios. For purposes of this Section 6.1, “Company Profitability” shall occur upon the Company having a positive income over expenses for two consecutive calendar quarters.

6.2 Definitions for Tax Allocations.

(a) “Adjusted Capital Account” means the Capital Account established and maintained for each Member, as the same is specially computed after giving effect to the following adjustments:

(i) credit to such Member’s Capital Account for any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) debit to such Member’s Capital Account the items described in Treasury Regulations Sections 1-704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(b) “Agreed Value” means, in the case of any contributions or distributions of property, the fair market value of that property, as that fair market value is determined by the Managers using such reasonable method of valuation as they may adopt.

(c) “Built-In Gain” means with respect to any Company property (a) the excess of the Agreed Value of any Contributed Property over its adjusted basis for U.S. federal income tax purposes as of the time of contribution and (b) in the case of any adjustment to the Carrying Value of any Company property pursuant to Section 4.06(b) as a result of a contribution of property in exchange for a Common Share, the Unrealized Gain with respect to that property.

(d) “Built-In Loss” means with respect to any Company property (a) the excess of the adjusted basis for U.S. federal income tax purposes of any Contributed Property over its Agreed Value as of the time of contribution and (b) in the case of any adjustment to the Carrying Value of any Company property pursuant to Section 4.5(b) as a result of a contribution of property in exchange for a Membership Interest, the Unrealized Loss with respect to that property.

(e) “Carrying Value” means, (a) with respect to any Contributed Property, the Agreed Value of that Contributed Property reduced as of the time of determination by all Depreciation charged to the Capital Accounts with respect to that Contributed Property and an appropriate amount to reflect any sales, retirements or other dispositions of assets included in that Contributed Property, and (b) with respect to any other Company property, the adjusted basis of that property for U.S. federal income tax purposes as of the time of determination. The Carrying Values shall be further adjusted as provided in Section 4.5(b).

(f) “Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization (including pursuant to Sections 195, 197 and 709 of the Code) or other cost recovery deduction allowable with respect to an asset for such period for U.S. federal income tax purposes, except that (1) with respect to an asset whose Carrying Value differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d)(2), and (2) with respect to any other asset whose Carrying Value differs from its adjusted tax basis at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year or other period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managers.

(g) “Nonrecourse Deductions” shall have the meaning given such term in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for any Taxable Year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain attributable to Nonrecourse Liabilities during such Taxable Year over the aggregate amount of any distributions during such Taxable Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain attributable to Nonrecourse Liabilities, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(c).

(h) “Nonrecourse Liability” shall have the meaning given such term in Treasury Regulations Section 1.704-2(b)(3).

(i) “Partner Minimum Gain” shall have the meaning given the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2), and will be computed as provided in Treasury Regulations Section 1.704-2(1)(3).

(j) “Partner Nonrecourse Debt” shall have the meaning given such term in Treasury Regulations Section 1.704 2(b)(4).

(k) “Partner Nonrecourse Deductions” shall have the meaning given such term in Treasury Regulations Section 1.704-2(i). The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for any Taxable Year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during such Taxable Year over the aggregate amount of any distributions during such Taxable Year to the Member that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt determined in accordance with Treasury Regulations Section 1.704-2(i).

(l) “Partnership Minimum Gain” shall have the meaning given such term in Treasury Regulations Section 1.704-2(b)(2), and will be computed as provided in Treasury Regulations Section 1.704-2(d).

(m) “Profit” and “Loss” means, for each Taxable Year or other period, an amount equal to the Company’s U.S. federal taxable income or loss, respectively, under Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 702(a) of the Code), with the following adjustments:

(i) any income of the Company exempt from U.S. federal income tax and not otherwise taken into account in computing taxable income or loss will be added to such taxable income or loss;

(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted from such taxable income or loss;

(iii) in the event the Carrying Value of any Company asset is adjusted in accordance with Section 4.05(b), the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset;

(iv) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for US. federal income tax purposes will be computed by reference to the Carrying Value of the asset Disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Carrying Value;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Taxable Year or other period;

(vi) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734 of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated either as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset;

(vii) any fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under Section 709 of the Code will be treated as an item of deduction; and

(viii) excluding any items specially allocated under any provision of this Agreement.

(n) “TMP” shall have the meaning given such term in Section 14.3(a).

(o) “Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

6.3 Preferred Return Allocation. The above notwithstanding, Gross Income (including each item of Gross Income), if any, of the Partnership for each Fiscal Year or other period will be allocated to the Members until the aggregate cumulative amount allocated to them respectively pursuant to this Section equals the Preferred Return distributed to them respectively pursuant to this Agreement. If for any Fiscal Year or other period Gross Income is less than the amount of the cash distributions of the Preferred Return distributed to the Partners pursuant to this Agreement, then additional Gross Income in the amount of such shortfall will be allocated to the Partners in the next succeeding, and if necessary, subsequent Fiscal Years pro rata in accordance with such deficiencies until the total cumulative amount allocated to each Partner pursuant to this Section equals the total cumulative amount of the cash distributions of Preferred Return distributed to such Partner pursuant to this Agreement for all Fiscal Years.

6.4 Regulatory Allocations. Notwithstanding Section 6.1, the following special allocations shall be made in the following order and priority:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Taxable Year, each Member shall be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Member pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-20)(2). This Section 5.6(b)(1) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. If there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Taxable Year, determined in accordance with Treasury Regulations Section 1.704-2(i)(3), then, except as provided in Treasury Regulations Section 1.704-2(i)(4), each Member who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Partner Minimum Gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Member pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-(i)(4) and 1.704-(j)(2). This Section 5.6(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Member shall be specially allocated items of income and gain (consisting of a pro rata portion of each item of income and gain) in an amount and in the manner sufficient to eliminate any deficit in such Member’s Adjusted Capital Account as quickly as possible; provided, that an allocation pursuant to this Section 5.6(b)(iii) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided in this Article 5 have been tentatively made as if this Section 5.6(b)(iii) were not a part of this Agreement. This Section 5.6(b)(iii) is intended to be a “qualified income offset” as that term is used in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Stop Loss. No amount of Loss shall be allocated to any Member to the extent that any such allocation would cause such Member to have a, or increase the amount of an existing, deficit in such Member’s Adjusted Capital Account balance at the end of any Taxable Year. All Loss in excess of the limitation set forth in this Section 5.6(b)(iv) shall be allocated among such other Members, who have positive Adjusted Capital Account balances, in proportion to their Sharing Ratios until each Member’s Adjusted Capital Account balance is reduced to zero. Thereafter, any remaining Loss shall be allocated to the Members in proportion to their relative interests in the Company as required by Section 704(b) of the Code.

(e) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Taxable Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(1)(1).

(f) Nonrecourse Deductions. Nonrecourse Deductions for each Taxable Year shall be allocated among the Members in proportion to their Sharing Ratios.

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such property) and such gain or loss will be specially allocated among the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(h) Curative Allocations. The allocations set forth in Section 5.6(b) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, the allocations required under Section 5.6(b) shall be offset by other allocations under Section 5.6(b) or by special allocations of other Company items of income, gain, loss and deduction pursuant to this Section 5.6(c) (for the current and subsequent Taxable Years if necessary), in whatever manner the Managers reasonably determine appropriate, so that after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the allocations required under Section 5.6(b) were not part of this Agreement and all Company items were allocated pursuant to Section 5.6(a).

(i) Other Allocation Rules.

(i) Profit, Loss and other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article as of the last day of each Taxable Year; provided, that Profit, Loss and such other items shall also be allocated at such time as the Carrying Values of the Company’s property are adjusted pursuant to the definition of Carrying Value.

(ii) For purposes of determining the Profit, Loss or any other items allocable to any period, Profit, Loss and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager, using any permissible method under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

(iii) The Members are aware of the income tax consequences of the allocations made by this Article and hereby agree to be bound by the provisions of this Article in reporting their shares of Company income and loss for income tax purposes, except to the extent otherwise required by law.

(iv) The Company shall, except to the extent such item is subject to allocation pursuant to Section (v) below, allocate each item of income, gain, loss, deduction and credit, as determined for U.S. federal income tax purposes, in the same manner as such item was allocated for purposes of maintaining the Members’ Capital Accounts.

(v) The Company, for U.S. federal income tax purposes, shall allocate items of income, gain, loss, depreciation, cost recovery and amortization deductions attributable to any Contributed Property with a Built-In Gain or Built-In Loss pursuant to Section 704(c) of the Code using any method provided under the Treasury Regulations that the Managers select. Similar allocations shall be made in the event that the Carrying Value of Company properties subject to depreciation, cost recovery or amortization are adjusted pursuant to this Agreement upon the issuance of Membership Interest for cash or other property. If an existing Member acquires additional Membership Interests, such allocations shall apply only to the extent of its additional Membership Interests. No allocation under Section 704(c) of the Code shall be charged or credited to a Member’s Capital Account.

ARTICLE 7.
MANAGEMENT; RIGHTS AND DUTIES OF MANAGERS

7.1 Management of Company Affairs. The Company will be managed by Managers in the manner set out in this Agreement. The Company will have one or more Managers who will have the full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business, all subject to any restrictions imposed by applicable law or expressly imposed by this Agreement.

7.2 Specific Powers. In addition to the powers now or hereafter granted, subject to the limitations described in Section 7.1 and elsewhere in this Agreement, and, without limiting the generality of the powers and authority granted elsewhere in this Agreement, Managers will have the specific power, for and on behalf and in the name of the Company, to carry out and implement the purpose of the Company set forth in this Section and to do all things necessary or desirable or expedient in connection therewith or incidental thereto:

(a) to acquire, purchase, own, hold, maintain, develop, operate, sell, exchange, lease, sublet, assign, transfer, or otherwise dispose of tangible and intangible properties of any kind and character;

(b) to enter into, become bound by, and perform obligations under contracts and instruments and to make all decisions and waivers thereunder;

(c) to open, maintain, and close bank accounts, make withdrawals therefrom, and designate and change signatories on such accounts;

(d) to procure and maintain with responsible companies insurance, including general liability, bodily injury, and property damage insurance, in amounts that are available and that are generally carried by similar entities;

(e) to incur all legal, accounting, investment banking, independent financial consulting, litigation, brokerage, registration, and other fees and expenses as it may deem necessary or appropriate for carrying on and performing the powers and authorities herein conferred;

(f) to collect amounts due the Company, settle claims, prosecute and defend lawsuits, and handle matters with governmental agencies;

(g) to exercise the voting rights of the Company on account of its ownership in any other Person; provided however, that if the action to be voted on is one that, if taken by the Company itself, would require the approval of the Members, such approval will be required before the Managers exercise such voting rights to approve such action; or

(h) to make, constitute, and appoint, by written document duly executed and acknowledged, any Person who does not suffer any legal disability, contractual or otherwise, that would prohibit such Person from so acting, as the Company’s true and lawful attorney and agent for it and in its name, place, and stead and for its use and benefit to perform any act or exercise any power or authority, all as specified in such document, that the Managers might perform or exercise in accordance with this Agreement; provided, however, that no such appointment will relieve the Managers of the duties and obligations imposed on them under this Agreement or the Company Act.

(i) to enter into the Operations Agreement and Management Agreement on behalf of the Company.

7.3 Limitations on Powers and Authority of the Managers. Notwithstanding the provisions of Section 7.1, the Managers may not cause the Company to do any of the following without the consent of a Super Majority of the Members:

(a) do any act in violation of this Agreement;

(b) do any act that would make it impossible to carry on the ordinary business of the Company (except in connection with the winding up of the Company’s business);

(c) take any action to a merger the Company, exchange the Membership Interest in the Company, convert the Company, sell all or substantially all of the assets of the Company or take any other actions which is a Fundamental Business Transaction under the terms of this Agreement.

(d) admit a Person as a Member except as otherwise expressly permitted by this Agreement;

(e) possess Company property or assign its rights in Company property, other than for a Company purpose;

(f) to borrow funds or otherwise commit the credit of the Company in excess of $500,000;

(g) amend the Operations Agreement or the Management Agreement;

(h) amend this Agreement except as otherwise expressly permitted by this Agreement; or

(i) cause the Company to hire or retain any Person who is a Partner or an Affiliate of a Member to provide any services or products for sums that are greater than the fair market value for similar products or services performed on a substantially similar basis.

7.4 Reliance on Authority. In its dealings with the Company, a third party may rely on the authority of the Managers to bind the Company without reviewing the provisions of this Agreement or confirming compliance with the provisions of this Agreement.

7.5 Compensation. The Managers will not be entitled to receive a management fee for their services provided in managing the Company and its operations except as agreed to by all of the Members. Notwithstanding the foregoing, it is understood that Monarch R&P, of which the initial Managers are principals, will be paid a management fee pursuant to the terms of the Management Agreement.

7.6 Reimbursement. The Managers are not required to advance any funds to pay costs and expenses of the Company. If the Managers do incur out-of-pocket costs and expenses in performing their duties under this Agreement, including the portion of its overhead costs and expenses that the Managers determine are allocable to the Company, the Managers are entitled to be reimbursed by the Company for such costs and expenses.

7.7 Standards of Performance. Except as otherwise provided in this Agreement, the Managers will perform their duties with respect to the Company and will devote such time and effort to the Company business and operations as the Managers believe is reasonably necessary to manage the affairs of the Company prudently but only to the extent that the Company has the funds available to permit the Managers to perform such duties. The Managers and their respective affiliates, and all officers, directors, employees and agents acting in that capacity, shall not be liable to the Company or its Members for any losses sustained or liabilities incurred as a result of any act or omission of such Person, if they acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interest of the company. In the event a question should arise as to a Manager regarding their liability in connection with their duties hereunder to the Company or another Member of the Company they shall have no more duty or liability in connection therewith than if they were acting as a member of the board of directors of a Texas company which was carrying out the duties and responsibilities of the corporation.

7.8 Waiver of Liability for Certain Actions. Manager or officer, director, employee shall be liable, responsible or accountable to the Company in damages or otherwise for any act or omission performed or omitted by such Manager in connection with its acts carried out on behalf of the Company SPECIFICALLY INCLUDING THE PERSON’S SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, provided, however, the Manager or officer, director, employee shall be liable for any act of fraud, willful misconduct, gross negligence conducted toward the Company.

ARTICLE 8.
APPOINTMENT AND MEETING OF THE MANAGERS

8.1 Voting Rights of a Manager. Each Manager shall have one vote on each matter which is presented to the Managers.

8.2 Number; Qualification; Election; Term. The Managers shall consist of at least one (1), but not more than five (5) Managers, none of whom need to be Members or residents of any particular state. The initial Managers are Dustin Rutherford, J. Tyler Willis, Troy McGuire, Les Patterson and James Ballengee. Future or additional Monarch MRP Managers shall be appointed by the Monarch R&P Member and future or additional VivaVentures Managers shall be appointed by the VivaVentures Member. Each Manager elected shall hold office until his successor shall be elected and shall qualify.

8.3 Change in Number. The number of Managers may be increased or decreased from time to time by amendment to this Agreement only with the unanimous vote of all the Members, but no decrease shall have the effect of shortening the term of any incumbent Manager. Any Manager’s position to be filled by reason of an increase in the number of Managers shall be filled by election of a Majority of the Members.

8.4 Removal. Any Monarch M&P Manager may be removed either for or without cause by the Monarch R&P Member. Any VivaVentures Manager may be removed either for or without cause by the VivaVentures Member.

8.5 Vacancies. Any vacancy occurring in the Managers by reason of the increase in the number of Managers may be filled by appointment by the Members. Any vacancy occurring in the Monarch R&P Managers by the removal or resignation of a Monarch R&P Manager may be filled by appointment by the Monarch R&P Member. Any vacancy occurring in the VivaVentures Managers by the removal or resignation of a VivaVentures Manager may be filled by appointment by the VivaVentures Member.

8.6 Election and Appointment. Each Monarch R&P Manager shall be appointed by the Monarch R&P Member. Each Monarch R&P Manager shall be appointed by the Monarch R&P Member. All other Managers shall be elected by the Members.

8.7 Meetings. Meetings of the Managers shall be held annually on the first Wednesday day of December, or more often as may be determined by the Managers, from time to time. Meetings of the Managers may be called by the President or any Manager on three (3) days’ notice to each Manager, either personally or by mail or by telegram. Except as otherwise expressly provided by this Agreement, neither the business to be transacted at, nor the purpose of, any meeting need be specified in a notice or waiver of notice.

8.8 Place of Meetings. Meetings of the Managers may be held within or outside of the State of Texas.

8.9 Quorum; Vote of a Majority of Managers. At meetings of the Managers, the presence of Managers who had a Majority of the votes of the Manager as fixed by this Agreement shall constitute a quorum for the transaction of business. The act of a Majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers, except as otherwise specifically provided by statute, the Certificate. If a quorum is not present at a meeting of the Managers, the Managers present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

8.10 Notice of Meetings. Notice stating the place, day and hour of the meeting shall be delivered to each Manager not less than three (3), nor more than sixty (60) days before the date of the meeting, by or at the direction of the Member or Members who called the meeting, the President, or other Person calling the meeting. The actions or activities to be addressed at a meeting of the Managers (general or special) is not required to be set out in the notice.

8.11 Waiver of Notice. Attendance of a Manager at a meeting shall constitute a waiver of notification of the meeting, except where such Manager attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notification of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notification of the meeting but not so included, if the objection is expressly made at the meeting.

8.12 Minutes of Meeting. The Managers shall keep regular Minutes of its proceedings. The Minutes shall be placed in the records of the Company.

8.13 Action Without Meeting. Any action that may be taken, or that is required by law or this Agreement to be taken by the Managers, or any group thereof, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, will have been signed by the Managers whose consent is necessary to take the action. The consent may be in one or more counterparts. For purposes of this Section, a telegram, telex, cablegram, or similar transmission by a Person or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a Person will be regarded as signed by that Person. In any request for consent or approval from another Manager, the requesting Manager(s) may specify a response period, ending no earlier than the fifth day following the date on which the Manager whose consent or approval is sought receives the request. If the receiving Manager does not respond by the end of this period, it will be deemed to have not consented to or approved the action set forth in the request. The signed consent, or a signed copy, shall be placed in the Records of the Company.

8.14 Action by Communications Equipment. Members may participate in and hold a meeting by means of a conference telephone or similar communications equipment or other suitable electronic communications equipment, including video conferencing technology, or the internet, or a combination thereof, by means of which all Persons participating in the meeting can communicate with each other and participate in the meeting. Participation in such meeting will constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

8.15 Proxies. Managers are entitled to vote by and through a Person holding a valid written proxy. A telegram, telex, cablegram, or similar transmission by the Manager, or a photographic, photostatic, facsimile, e-mail or similar reproduction of a writing executed by the Manager, shall be treated as an execution in writing for the purposes of this Agreement. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. Each proxy shall be filed with the Secretary of the Company prior to or at the time of the meeting proxy.

ARTICLE 9.
OFFICERS AND AGENTS

9.1 Number, Qualification; Election; Term. The Company may have a President, Secretary; and such other officers (including any Vice Presidents and a Treasurer) and assistant officers and agents as the Managers may deem necessary.

(a) No officer or agent need be a Member, a Manager or a resident of Texas.

(b) Officers shall be elected by the Managers.

(c) Unless otherwise specified by the Managers at the time of election or appointment, or in an employment contract approved by the Managers, each officer’s and agent’s term shall end one year from the date of appointment or, if earlier, his death, resignation, or removal.

(d) Any two or more offices may be held by the same Person.

9.2 Removal. Any officer or agent elected or appointed by the Managers may be removed by the Managers. Election or appointment of an officer or agent shall not of itself, nor shall anything in this Agreement, create contract rights.

9.3 Vacancies. Any vacancy occurring in any office of the Company (by death, resignation, removal or otherwise) may be filled by the Managers.

9.4 Authority. Officers and agents shall have such authority and perform such duties in the management of the Company as are provided in this Agreement or as may be determined by resolution of the Managers not inconsistent with this Agreement.

9.5 President. If the Company should elect to have one, the President shall preside at all meetings of the Members and Managers, shall have general and active management of the business and affairs of the Company, including without limitation, management and investment of the assets of the Company and shall see that all orders and resolutions of the Members and Managers are carried into effect. He shall perform such other duties and have such other authority and powers as the Managers may from time to time prescribe.

9.6 Vice Presidents. If the Company should elect to have one, the Vice Presidents, if any, in the order of their seniority, unless otherwise determined by the Managers, shall, in the absence or disability of the President, perform the duties and have the authority and exercise the powers of the President. They shall perform such other duties and have such other authority and powers as the Managers may from time to time prescribe or as the President may from time to time delegate.

9.7 Secretary. If the Company should elect to have one, the Secretary shall attend all meetings of the Managers and all meetings of the Members and record all votes, actions and minutes of all proceedings in the Records of the Company to be kept for that purpose and shall perform like duties for any committees when required. He shall perform such other duties and have such other authority and powers as the Managers may from time to time prescribe or as the President may from time to time delegate.

9.8 Treasurer. If the Company should elect to have one, the Treasurer, if any, shall have the custody of the Company funds and securities, shall keep full and accurate accounts of receipts and disbursements of the Company, and shall deposit all funds and other valuables in the name and to the credit of the Company in depositories designated by the Managers. He shall perform such other duties and have such other authority and powers as the Managers may from time to time prescribe or as the President may from time to time delegate.

9.9 Compensation. The compensation of officers and agents shall be fixed from time to time by the Managers.

ARTICLE 10.
MEETINGS AND CONSENTS OF MEMBERS

10.1 Voting Rights. Where Members are to make a determination under the terms of this Agreement, each Member is entitled to one vote for each Unit they hold in the Company. Only a Person who has been admitted to the Company as a Member shall be entitled to vote. A Person who receives a Transfer of all or a portion of the Membership Interest, or any other rights of a Member, shall not be entitled to vote as a Member until he has been admitted to the Company as a Member.

10.2 Voting List. At least ten (10) days before each meeting of the Members, a complete list of the Members entitled to vote at the meeting, with the address of each and the number of Units held by each, shall be prepared by the Secretary. The list, for a period of ten (10) days prior to the meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours.

10.3 Record Date. The date upon which the notice of a meeting of the Members is mailed shall be the record date for the purpose of determining the Members entitled to vote at the Meeting. The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a written consent setting forth the action taken or proposed to be taken, is first delivered to the registered office, its principal place of business, or an officer or agent of the Company.

10.4 Method of Voting. At any meeting of the Members, every Member having the right to vote may vote either in person, or by proxy executed in writing by the Member. A telegram, telex, cablegram, e-mail or similar transmission by the Member, or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by the Member, shall be treated as an execution in writing for the purposes of this Agreement. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. Each proxy shall be filed with the Secretary of the Company prior to or at the time of the meeting.

10.5 Meetings. At any time, either the Managers or Members owning Units entitling them to at least 10% of the Units of all Members may call a meeting of the Members to transact business that the Members or any group of Members may conduct as provided in this Agreement. A meeting may be called by notice to all Members entitled to vote at such meeting on or before the tenth (10th) day prior to the date of the meeting specifying the location and the time and stating the business to be transacted at the meeting. The chairperson of the meeting will be a Member selected by a Majority of the Members. At the meeting, the Members may take any action whether or not included in the notice of the meeting. Unless otherwise provided in this Agreement, all decisions of the Members shall be determined by a Majority of the Members.

10.6 Notice. Written or printed Notice stating the place, day and hour of the meeting shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or Person calling the meeting, to each Member of record entitled to vote at the meeting.

10.7 Waiver of Notice. Attendance of a Member at a meeting shall constitute a waiver of Notification of the meeting, except where such Member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notification of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the Notification of the meeting but not so included, if the objection is expressly made at the meeting.

10.8 Place of Meetings. Meetings of the Members may be held in or out of the State of Texas.

10.9 Action Without Meeting. Any action that may be taken, or that is required by law or this Agreement to be taken, by the Members or any group thereof, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, will have been signed by the Member(s) whose consent is necessary to take the action. The consent may be in one or more counterparts. In any request for consent or approval from another Member, the requesting Member(s) may specify a response period, ending no earlier than the fifth day following the date on which the Member whose consent or approval is sought receives the request. If the receiving Member does not respond by the end of this period, it will be deemed to have not consented to or approved the action set forth in the request.

10.10 Action by Conference Equipment. Members may participate in and hold a meeting by means of a conference telephone, similar communications equipment or other suitable electronic communications equipment, including video conferencing technology, or the internet, or a combination thereof, by means of which all Persons participating in the meeting can participate in the meeting. Participation in such meeting will constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE 11.
CONTRACTS WITH MEMBERS AND
INDEMNIFICATION OF MEMBERS, MANAGERS AND OFFICERS

11.1 Interested Managers, Officers and Members. If Section 11.2 is satisfied, no contract or other transaction between the Company and any of its Members, Managers, or officers or any company or firm in which any of them are directly or indirectly interested, shall be invalid solely because of their relationship with the Company or because of the presence of the Member, Manager, or officer at the meeting authorizing the contract or transaction, or his participation or vote in the meeting or authorization.

11.2 Disclosure, Approval, Fairness. Paragraph (a) of this Section shall apply only if (x) the material facts of the relationship or interest of each such Member, Manager, or officer are known or disclosed:

(a) to the Managers, and they nevertheless authorize or ratify the contract or transaction, provided however, while any such interested Manager shall be counted in determining whether a quorum is present, their vote shall not be calculated in determining the Majority necessary to carry the vote; or

(b) to the Members, and they nevertheless authorize or ratify the contract or transaction by, each such interested Person to be counted for quorum and voting purposes; or

(y) if the contract or transaction is fair to the Company as of the time it is authorized or ratified by the Managers or the Members, as the case may be.

11.3 Indemnifications. The Company agrees to indemnify, defend, and hold harmless each of the following:

(a) The Members, Managers and officers of the Company as well as their officers, managers, members, partners, owners, employees, and agents, (the “Indemnified Person”) if any, from and against all Claims they may incur as a result of having been, being, or threatened to be made a named defendant or respondent in a Proceeding because it is or was a Member, Manager or officer in the Company or is performing or had performed the obligations of the Member, Manager or officer with respect to the Company, SPECIFICALLY INCLUDING CLAIMS BASED ON OR ARISING FROM THEIR SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE, but excluding any such items incurred as a result of acts of gross negligence, willful or intentional acts against the Company.

(b) Each Indemnified Person from and against all Claims such Person may incur as a result of appearing as a witness or other participation in a Proceeding that involves or affects the Company.

(c) Each Indemnified Person from and against all Claims such Person may incur as a result of having performed or performing services for the Company, SPECIFICALLY INCLUDING CLAIMS BASED ON OR ARISING FROM THE INDEMNIFIED PERSON’S SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE.

(d) The rights of an Indemnified Person under this Section include the right to be paid or reimbursed by the Company for reasonable expenses incurred in defending any Proceeding in advance of its final disposition.

(e) If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within 90 days after a written claim has been received by the Company, the Person seeking a remedy under this Section may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the Person seeking a remedy under this Section will also be entitled to be paid the expenses of prosecuting such claim.

(f) The right of any Indemnified Person under this Section will survive the termination of that Person’s status as an Indemnified Person and the termination of this Agreement and the dissolution of the Company.

(g) In the event of the death of a Person seeking a remedy under this Section, the right under this Section will inure to the benefit of such Person’s heirs, executors, administrators, and personal representatives.

(h) The rights conferred in this Section will not be exclusive of any other right that a Person seeking a remedy under this Section may have or hereafter acquire under any statute, resolution of Members, Managers agreement, or otherwise.

ARTICLE 12.
RIGHTS, OBLIGATIONS,
AND REPRESENTATIONS OF MEMBERS

12.1 Representations of Members. Each Member hereby severally represents and warrants to, and agrees with, the Company and each other Member as follows:

(a) Authorization and Validity of Agreement. Such Member has full power and authority to execute and deliver this Agreement, to perform the obligations of such Member hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by such Member, and the consummation by such Member of the transactions contemplated hereby, have been duly authorized and approved by such Member. This Agreement has been duly executed and delivered by such Member and is a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except to the extent that its enforceability may be subject to applicable Bankruptcy Laws and to general equitable principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of any agreement, instrument, order, regulation, judgment, or decree to which such Member is subject or by which such Member or any asset of such Member is bound. Such Member is under no legal disability, contractual or otherwise, that prohibits such Member from entering into this Agreement and performing the obligations of such Member hereunder. Such Member is the sole party in interest in the Units of such Member under this Agreement and, as such, is vested with all legal and equitable rights in such Units.

(b) Such Member is acquiring the Units of the Company for the account of such Member and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended, or any state securities laws. The Member will not Transfer the Units in contravention of that act or any applicable state or Federal securities laws.

(c) Such Member acknowledges and understands that the Managers are granted broad discretion and authority under this Agreement and that the Managers’ exercise of such broad discretion and authority may impair the value of such Member’s Membership Interest. Such Member further acknowledges and understands that the Managers would not cause the Company to issue Membership Interest to the Member if the Managers did not have such broad discretion and authority and such Member agrees not to challenge the Manager’s exercise of such discretion and authority.

(d) Pursuant to the Texas Securities Act, Art. 581-1 et seq. (the “Texas Securities Act”), the liability under the Texas Securities Act of a lawyer, accountant, consultant, the firm of any of the foregoing, and any other Person engaged to provide services relating to an offering of securities of the Company (such Persons, “Service Providers”) is limited to a maximum of three times the fee paid by the Company or seller of the Company’s securities to the Service Provider for the services related to the offering of the Company’s securities, unless the trier of fact finds that such Service Provider engaged in intentional wrongdoing in providing the services. By signing below, each Member hereby acknowledges the disclosure provided in this paragraph.

ARTICLE 13.
BANK ACCOUNTS, INVESTMENTS,
GENERAL ACCOUNTING PROVISIONS, REPORTS,
AND DETERMINATION OF FAIR VALUE

13.1 Books of Account; Access; Fiscal Year. The Managers, at the expense of the Company, shall maintain for the Company those books and records required by Section §3.151 and §101.501 of TBOC and such other books and records of account as the Managers, in their reasonable discretion, deem appropriate. Books and records of the accounts of the Company shall be maintained on a basis consistent with appropriate provisions of the Code, containing, among other entries, a Capital Account for each Member.

13.2 Access to Books and Records. Books of account are to be kept at the principal office of the Company. Except as set out herein, the Managers may restrict the access of one or more Members to certain books, records, and accounts to the extent the Managers believes it to be in the best interest of the Company to do so. The Managers may require any Person to whom confidential information of the Company is provided pursuant to this Section to maintain the confidentiality of such information on such terms as the Managers may prescribe. The above notwithstanding:

(a) The Company shall make available to a Member, or Assignee, at its registered office, the address of the principal office of the Company.

(b) The Company shall make available to a Member or Assignee, within five (5) days following their delivery of written request, each of those items required to be maintained under Section 3.152 and 101.502 of the TBOC and such other information regarding the business of the Company that is reasonable for the Person to examine and copy.

(c) The Company shall make available to a Member or Assignee free of cost, the Certificate, this Agreement with all amendments, and the last 6 years Federal tax returns.

(d) The Company shall make available to a Manager or Committee Member and records pursuant to §3.151, 3.152 and 3.153 of the TBOC and such other information regarding the business of the Company that is reasonably related to the persons services.

13.3 Annual Reports. As soon as reasonably practicable after the end of each Fiscal Year, the Managers will use commercially reasonable efforts to cause the Members to be furnished with a balance sheet, an income statement, and a statement of changes in Members’ capital of the Company for, and as of the end of, such year. The Managers also may cause to be prepared or delivered such other reports as it may deem appropriate. The Company will bear the costs of such reports.

13.4 Periodic Reports. The Managers also may cause to be prepared or delivered such other reports on a periodic as the Managers may deem appropriate. The Company will bear the costs of all such reports.

13.5 Reliance on Third Party Reports. In connection with the discharge of their duties under the terms of this Agreement, or the exercise of their powers, Managers, Committee Members and Officers of the Company shall have the right to rely upon information, opinions, reports and statements, including financial statements and other financial data concerning the Company or another Person presented by an officer, employee, legal counsel, certified public accountant, investment banker, committee of which they are not a member, or other Person they reasonably believe possess professional expertise in the matter, unless they have knowledge of matters that would make this reliance unwarranted.

13.6 Bank Accounts. The Managers will establish and maintain, in the name of the Company, one or more accounts at one or more banks. All Company funds will be deposited into such account(s). No other funds will be deposited into any such account. Funds deposited in any such account may be withdrawn only to pay Company debts or obligations, to make distributions to the Members pursuant to this Agreement, or to make Permitted Investments.

13.7 Permitted Investments. Company funds may be invested in such investments as the Managers determine.

13.8 Audits at Request of Member. Any Member shall have the right to have a compilation, review or audit conducted of the Company books (the “Audit”), which may be requested with respect to the annual financial statements of the Company. The cost of the Audit shall be borne by the Member or Members requesting the performance of the Audit. The Audit shall be performed by an accounting firm which provides accounting services for the Company. Not more than one (1) Audit shall be required by any or all of the Members for any fiscal year.

ARTICLE 14.
TAXES

14.1 Tax Returns. The Managers shall cause the Company to prepare and timely file (including extensions) all federal, foreign, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. As soon as is reasonably practical following the end of each Taxable Year, the Company shall deliver such information as may be reasonably required by the Members in order for the Members to file their tax returns reflecting the Company’s operations. The Company shall bear the costs of the preparation and filing of its tax returns.

14.2 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year as the Company’s Taxable Year to the extent permitted by Section 706 of the Code;

(b) to adopt the cash method of accounting to the extent permitted by Section 448 of the Code;

(c) upon the request of any Member, to make an election under Section 754 of the Code and the Treasury Regulations promulgated thereunder to adjust the bases of the Company’s properties under Sections 734 and 743 of the Code;

(d) to elect to deduct the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(e) to elect to deduct the start-up expenditures of the Company as permitted by Section 195(b) of the Code; and

(f) any other election the Managers may deem appropriate and in the best interest of the Company and the Members.

Neither the Company, the Managers nor any Member may make an election for the Company to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.

14.3 Tax Controversies.

(a) The “tax matters partner” (the “TMP”) of the Company pursuant to Section 6231(a)(7) of the Code shall be the Monarch R&P Member, or such other Member selected by the Managers in compliance with the Code. The TMP shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The TMP shall inform each other Member of all significant matters that may come to its attention in its capacity as TMP by giving notice thereof on or before the tenth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

(b) Any cost or expense incurred by the TMP in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c) The TMP shall not bind any Member to settlement agreement without obtaining the consent of such Member. Any Member that enter into a settlement agreement with respect to any Company item (within the meaning of Section 6231(a)(3) of the Code) shall notify the Board of Managers and the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.

(d) No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any Taxable Year without first notifying the Board of Managers and the other Members. If the Managers and a Majority Interest consent to the requested adjustment, the TMP shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the TMP, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the Managers and the other Members of such intention and the nature of the contemplated proceeding. In the case where the TMP is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the Managers and the other Members to participate in the choosing of the forum in which such petition will be filed.

(e) If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the Board of Managers and the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

14.4 State, Local or Foreign Income or Franchise Taxes. If state or foreign income or franchise taxes become applicable, the principles and procedures of this Article 14 shall apply to such taxes. References to the Code or Treasury Regulations shall be deemed to refer to corresponding provisions that may become applicable under state, local or foreign income or franchise tax statutes and regulations.

ARTICLE 15.
RESTRICTIONS ON CERTAIN
TRANSFERS AND COMPETITIVE ACTIVITIES

15.1 General Prohibition. No Person will make or suffer any Transfer of all or any part of its Membership Interest, whether now owned or hereafter acquired, except (i) without the approval of a Super Majority of the Members, (ii) in accordance with the terms of this Agreement to Permitted Transferees, (iii) upon the death of the Member or (iv) the occurrence of an Involuntary Transfer Event as to the Membership Interest of any Member, and any purported Transfer not made in compliance with this Agreement will be void and of no force and effect.

15.2 Rights of an Assignee. Unless and until an Assignee becomes a Member of the Company in the manner herein prescribed, such Assignee shall be entitled only to receive distributions of the Company to which the assigning Member would otherwise be entitled and, as provided in the TBOC, to require reasonable access to those books and records of the Company as set out in Section §3.151 and §101.501 of TBOC. In the event that the Members make additional contributions to the Company at any time while there is a Membership Interest held by an Assignee, the Member who assigned its Membership Interest in the Company and such Assignee, shall be jointly and severally responsible and required to make a contribution to the Company which relates to the Membership Interest. If the transferor Member or such Assignee does not make such contribution in accordance with the provisions of this Agreement, the transferor Member and the Assignee shall be treated as having Defaulted. In the event that one or more new Members are admitted into the Company, or one or more Members increase their interest in the Company while there is an outstanding interest in the Company held by an Assignee, and the Membership Interest of the then existing Members in the Company are reduced, the Membership Interest assigned to the Assignee shall be correspondingly reduced. No consent or other action on the part of such Assignee shall be required. The Units in the Company which relate to the Membership Interest so assigned shall not be considered in any Company voting requirements. Moreover, any Assignee of such interest who has not been admitted as a Member of the Company shall have no rights relative to the operations or management of the Company and in no event shall be construed as a Member for any reason.

15.3 Transferor’s Responsibility. In the event a transfer is made in accordance with the terms of this Article and the transferee is substituted as a Member in place of the transferor, the transferee who is substituted as a Member shall become liable for all the terms, covenants, conditions and obligations relating to the Membership Interest. In addition, the transferor, and its predecessors who have conveyed the Membership Interest in the Company shall, in no event be relieved of their liability, responsibility or obligations relating to such Membership Interest for any matters which may have arisen on or prior to the date of the transfer.

15.4 Substituted Members. Unless otherwise provided in this Agreement, an Assignee of a Member may become a substituted Member only with the consent of a Super Majority of the Members other than the transferring Member. In the event such a consent is provided, the Assignee shall become a Member only upon the following:

(a) The Member or the transferee has filed with the Company a written and dated instrument of such transfer, in form and substance reasonably satisfactory to the Managers, executed by both the transferor and the transferee, which instrument shall (i) contain the acceptance by the transferee of all of the terms and provisions of this Agreement, to the extent applicable to an assignee of a Membership Interest, (ii) contain such representations as the Managers may deem necessary or advisable to assure that such transfer need not be registered under any applicable federal or state securities laws, (iii) instruct the Managers as to the Membership Interest transferred and to whom and at what address Company distributions and Notices in respect of such Membership Interest should be sent;

(b) Unless expressly waived by the Managers, the transferor or transferee shall have delivered to the Company an opinion of counsel acceptable to the Managers that (i) such Disposition is exempt from the registration requirements of the Securities Act, applicable state securities laws, and any rules or regulations promulgated thereunder, and will not otherwise cause the Company to be in violation of such laws and regulations, (ii) the Disposition will not result in the termination of the Company within the meaning of Section 708(b) of the Code, and (iii) the Disposition will not adversely affect the status of the Company as a partnership under the Code; and

(c) The transferee or assignee shall have paid or caused to be paid to the Company any reasonable expenses incurred by the Company in connection with the admission of the transferee or assignee as a Substitute Member.

The above notwithstanding, in the event of a Transfer to an existing Member, the existing Member shall automatically be deemed to be a Substitute Member and shall be deemed to have agreed to those items set out in subsection (a) above.

ARTICLE 16.
BUY OUT RIGHTS

16.1 Right to Purchase Upon Dissolution. Following a Transfer by a Member (the “Dissolved Transferring Member”) of its Membership Interest as a result of a dissolution of such Member, the Managers shall provide each of the other Members notice of such Transfer (the “Dissolved Transfer Notice”). The other Members will have the right to purchase all or a portion of the Dissolved Transferring Member’s Membership Interest (the “Dissolved Transferred Interest”) for its Fair Value determined as of the date of the Dissolved Notification Date (as set in this paragraph). Such right may be exercised by any one or more of the other Members giving, within ninety (90) days after such Transfer, to the Dissolved Transferring Member (or its heirs, representatives, successors or assigns) notice of its desire to purchase all or a portion of such Transferred Interest (the “Dissolved Notification Date”). If a Member provides a timely notice to purchase all or any portion of the Dissolved Transferred Interest, as soon as possible thereafter, the Company shall cause the Fair Value of the Dissolved Transferred Interest to be determined as of the Dissolved Notification Date. If there is more than one Purchasing Member who desires to exercise such right, the Dissolved Transferred Interest will be allocated among all Purchasing Members as follows: First, a portion of the Dissolved Transferred Interest will be allocated to each Purchasing Member to the extent of the lesser of (i) the Purchasing Member’s pro rata portion (based on the number of Units owned by such Purchasing Member relative to the number of Units of all Purchasing Members) of the Dissolved Transferred Interest and (ii) the portion of the Transferred Interest that such Purchasing Member expressed a desire to purchase in such notice. If, after such allocation, any portion of the Dissolved Transferred Interest has not been allocated to the Purchasing Members (the “Residual Dissolved Transferred Interest”), a similar allocation will be made of the Residual Dissolved Transferred Interest among the Purchasing Members who have not been allocated the full portion of the Dissolved Transferred Interest that such Purchasing Members expressed a desire to purchase in their respective notices. Such procedure will be continued until all of the Transferred Interest has been fully allocated, if possible.

16.2 Right to Purchase Upon the Occurrence of an Involuntary Transfer Event. Following a Transfer by a Member (the “ITE Transferring Member”) of its Membership Interest as a result of an Involuntary Transfer Event, the Managers shall provide each of the other Members notice of such Transfer (the “ITE Transfer Notice”). The other Members will have the right to purchase all or a portion of the ITE Transferring Member’s Membership Interest (the “ITE Transferred Interest”) for its Fair Value determined as of the date of the ITE Notification Date (as set in this paragraph). Such right may be exercised by any one or more of the other Members giving, within ninety (90) days after such Transfer Notice, to the Transferring Member (or its successors, representatives, or assigns) notice of its desire to purchase all or a portion of such Transferred Interest (the “ITE Notification Date”). If a Member provides a timely notice to purchase all or any portion of the ITE Transferred Interest, as soon as possible thereafter, the Company shall cause the Fair Value of the ITE Transferred Interest to be determined as of the ITE Notification Date. If there is more than one Member who desires to exercise such right, the ITE Transferred Interest will be allocated among all Purchasing Members as follows: First, a portion of the ITE Transferred Interest will be allocated to each Purchasing Member to the extent of the lesser of (i) the Purchasing Member’s pro rata portion (based on the number of Units owned by such Purchasing Member relative to the number of Units of all Purchasing Members) of the ITE Transferred Interest and (ii) the portion of the ITE Transferred Interest that such Purchasing Member expressed a desire to purchase in such notice. If, after such allocation, any portion of the ITE Transferred Interest has not been allocated to the Purchasing Members (the “Residual Transferred Interest”), a similar allocation will be made of the Residual Transferred Interest among the Purchasing Members who have not been allocated the full portion of the ITE Transferred Interest that such Purchasing Members expressed a desire to purchase in their respective notices. Such procedure will be continued until all of the Transferred Interest has been fully allocated, if possible.

16.3 Fair Value Determination. In the event the Fair Value of a Membership Interest is to be determined under the terms of this Agreement, the Managers shall cause the Company to select a qualified appraiser for the purpose of making such determination. In connection with any determination of Fair Value, the Company will make its books and records available to the appraiser and will otherwise cooperate and cause its employees to cooperate with such appraiser. The Company will pay the fees and expenses of such appraiser. In each case, the Managers will cause the appraiser to be selected in accordance with the time frames set out in the Section of this Agreement which calls for the Fair Value determination. The determination of Fair Value, made by such independent appraiser will be final, conclusive, and binding on the Company, all Members, and all Assignees of a Membership Interest. Upon receipt of the determination of the Fair Value the Company shall cause the report or reports developed by the appraisers to be distributed to each of the Members as soon as reasonably possible thereafter.

16.4 Termination Right. The above notwithstanding, in the event a Member exercises an election to purchase a Membership Interest under the terms of this Article 16.1 or 16.2, the Member may terminate its purchase right within fifteen (15) days following its receipt of the determination of the Fair Value, by delivery of Notice to the party selling the Membership Interest and the Company. If such election is terminated each of the other Members electing to purchase the Membership Interest will have the pro rata right to purchase that interest in the manner set out above.

16.5 Securities Laws Compliance. The Membership Interest has not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the state securities laws of Texas or any other state. Without such registration, no Member or Assignee may effect or suffer a Transfer until the Member or Assignee provides evidence satisfactory to the Managers which, in the discretion of the Managers, may include an opinion of counsel satisfactory to the Managers, that such registration is not required for such Transfer to the effect that any such Transfer will not be in violation of the Securities Act of 1933, as amended, applicable state securities laws, or any rule or regulation promulgated thereunder.

16.6 Closing. If one or more Members elect to purchase the Membership Interest under the terms of this Article, the Closing shall be on or before that date which is the later of thirty (30) days after (i) the Notification Date or (ii) the determination of the Fair Value under the terms of this Agreement. At the Closing, the Person selling the Membership Interest will transfer the Membership Interest to be sold to the Member or Members purchasing the Membership Interest, free and clear of any liens or encumbrances (other than those which may have been created to secure any indebtedness or obligations of the Company). At the Closing, the purchase price to be paid for the Membership Interest shall be paid to the Person selling their interest, in cash.

16.7 Third Party Offer. In the event a Member (the “Selling Member”) desires to sell all or any portion of its Membership Interest to a Person or entity other than an existing Member or a Permitted Transferee of the Member it shall first offer the Membership Interest to the other Members on the terms set out below:

(a) Upon receipt of the terms of a third party offer to purchase such Membership Interest which is acceptable to the Selling Member (the “Third Party Offer”) the Selling Member shall promptly deliver a copy of the Third Party Offer to all other Members, and shall thereafter promptly disclose all pertinent information with regard to the offer which the other Members may reasonably request. For the purpose of this Article, if the written offer contains provisions relating to the purchase and sale of items other than the Membership Interest, the Third Party Offer shall be deemed to relate to only those terms and conditions set out in the written offer which relate to the Membership Interest. The date that all of the Members receive notice of the Selling Member’s intent to sell his Membership Interest is the “Notification Date.”

(b) Each Member who is to receive the copy of the Third Party Offer made to the Selling Member will have twenty (20) days from the Notification Date in which to notify the Selling Member in writing of his intention to purchase all (but not less than all) of the Selling Member’s Membership Interest for the amount and on the terms and conditions set out in the Third Party Offer. If more than one of the Members (the “Electing Members”) elect to purchase the Selling Member’s Membership Interest, each Electing Member shall purchase the part of the Selling Member’s Membership Interest that is proportional to the Electing Member’s Membership Interest divided by the aggregate Membership Interest of all Electing Members. If none of the Members elect to purchase the Membership Interest of the Selling Member within twenty (20) days from the Notification Date, the Selling Member may then sell his Membership Interest to the Third Party on the terms and conditions of the Third Party Offer.

(c) If one or more of the Electing Members elect to purchase the Membership Interest, then, accept as set out below, the Closing shall be on or before that date which is the later of (i) thirty (30) days after the Notification Date, or (ii) the date set out for closing under the terms of the Third Party Offer, and the purchase price must be paid on the same terms and conditions as are set out in the Third Party Offer.

(d) At the Closing, the Selling Member will transfer the Membership Interest to be sold to the Electing Members, free and clear of any liens or encumbrances (other than any encumbrances to be taken subject to or assumed under the terms of the Third Party Offer). If the sale to the Third Party is not closed within 180 days following the Notification Date, the Membership Interest to be sold shall first be re-offered to the other Members as described in this Section.

(e) A person who purchases a Membership Interest in the Company under this Section (other than an existing Member) shall only be entitled to the right of an Assignee until admitted to the Company as a Substitute Member as provided in this Agreement.

ARTICLE 17.
CONFIDENTIALITY AND COMPETITION

17.1 Confidentiality of Company Information. The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures (i) compelled by law (but the Member must notify other Members of any request for that information, before disclosing it if practicable), (ii) to advisers or representatives of the Member or Persons to which that Member’s Interest may be Transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section, or (iii) of information that Member has also received from a source independent of the Company that the Member reasonably believes obtained the information without breach of confidentiality. The Members acknowledge that breach of the provisions of this Section may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section may be enforced by specific performance.

17.2 Investment in Competing Businesses. Except as provided in Section 17.3 below, no Member or Manager or any Affiliate of any Member or Manager shall engage, directly or indirectly, through participation, investment, or otherwise, in any opportunity or business of any type, including those that may be the same as or similar to the Company, those that compete with the Company, and those in which the Company has invested.

17.3 Competing Business Opportunities. In the event that a Member, Manager, or any Affiliate of a Member or Manager has the opportunity to participate in any activity that is the same or similar to the Company, such Member, Manager or its Affiliate shall offer to the Company the right to participate in such activity. Notwithstanding that the Company may not elect to participate in such activity, no Member or Manager or any Affiliate of any Member or Manager may participate in such activity in competition with the Company

ARTICLE 18.
DEFAULT BY MEMBER

18.1 Default of a Member. Any one of the following events shall be deemed to be an Event of Default (the “Default”) by a Member:

(a) Failure to make a Capital Contribution in the manner or time periods set out herein.

(b) A material violation of any other provisions of this Agreement.

(c) The gross negligence, fraud, theft or willful misconduct committed by the Member against the Company or one or more of the Members in connection with the operation of the Company.

18.2 Terminations of Defaulting Member. In the event of a default by a Member, the Member shall be provided written notification to cure such Default from the Company or any one or more Members who are not in default (the “Non-Defaulting Members”). The defaulting Member (the “Defaulting Member”) shall have thirty (30) days following receipt of such notice to cure said Default (the “Cure Period”). If the Defaulting Member fails to cure the Default within the Cure Period, the Company shall provide Notice to the Non-Defaulting Members (the “Default Notice”) and the Non-Defaulting Members may pursue any and all remedies that may be available, at law and in equity, to cure such Default, including the remedy of specific performance if it is available.

18.3 Right to Purchase Upon Default. In addition to each of the remedies for a Default by a Member, as set out above, should a Default occur, each of the Non-Defaulting Members shall have the right to purchase all or a portion of the Defaulting Member’s Membership Interest (the “Defaulting Interest”) for 90 % of its Fair Value determined as of the date of such Default Notice. Such right may be exercised by any one or more of the Non-Defaulting Members giving, within forty five (45) days after such Default Notice, to the Defaulting Member notice of its desire to purchase all or a portion of such Defaulting Interest (for the purpose of this Section the “Notification Date”). If a Member provides a timely notice to purchase all or any portion of the Defaulting Interest, as soon as possible thereafter, the Company shall cause the Fair Value of the Defaulting Interest to be determined as of the date of such Default Notice. If there is more than one Non-Defaulting Members who desires to exercise such right (each, a “Purchasing Member”), the Defaulting Interest will be allocated among all Purchasing Members as follows: First, a portion of the Defaulting Interest will be allocated to each Non-Defaulting Member to the extent of the lesser of (i) the Non-Defaulting Member’s pro rata portion (based on the number of Units owned by such Non-Defaulting relative to the number of Units of all Non-Defaulting Members) of the Defaulting Interest and (ii) the portion of the Defaulting Interest that such Non-Defaulting Member expressed a desire to purchase in such notice. If, after such allocation, any portion of the Defaulting Interest has not been allocated to the Non-Defaulting Members (the “Residual Defaulting Interest”), a similar allocation will be made of the Residual Defaulting Interest among the Non-Defaulting Members who have not been allocated the full portion of the Defaulting Interest that such Non-Defaulting Members expressed a desire to purchase in their respective notices. Such procedure will be continued until all of the Defaulting Interest has been fully allocated, if possible.

18.4 Closing. If one or more Members elect to purchase the Defaulting Interest under the terms of this Article, the Closing shall be on or before that date which is the later of thirty (30) days after (i) the Notification Date or (ii) the determination of the Fair Value under the terms of this Agreement. At the Closing, the Defaulting Member will transfer the Membership Interest to be sold to the Non-Defaulting Members, free and clear of any liens or encumbrances (other than those which may have been created to secure any indebtedness or obligations of the Company). At the Closing, the purchase price to be paid for the Defaulting Interest shall be paid to the Defaulting Member in cash.

18.5 Cumulative Remedies. Except as otherwise expressly set forth in this Agreement, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party will not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the Members may have by law, statute, ordinance, or otherwise.

18.6 Cure of Default. The Default of any Member may be remedied by any one or more Non-Defaulting Members; provided however, to the extent such Default has occurred a remedy shall not terminate the rights of the Company or Non-Defaulting Members under this Article. In such event, any amount paid out to cure such Default, together with all reasonable expense and interest at the highest lawful rate not to exceed the Base Rate, shall be repaid to the Non-Defaulting Members by the Defaulting Member. Such advance with interest shall be repaid out of either (i) the distributions to the Defaulting Member pursuant to this Agreement, until the Non-Defaulting Member is fully reimbursed, or (ii) shall be paid out of the proceeds from the sale of the Defaulting Member’s Membership Interest pursuant to this Article. Any cure of a Default under this Article shall have no effect on the other Member’s rights to acquire a Defaulting Member’s Membership Interest under the terms of this Agreement.

ARTICLE 19.
WINDING UP

19.1 Event Requiring a Winding Up. Except as set out below, upon the happening of the first to occur of the following events, the Company will begin to wind up its affairs.

(a) the execution of an instrument approving the winding up of the Company by a Super Majority of the Members.

(b) the entry of a decree of judicial dissolution under Section 11.051(5) of the TBOC.

(c) the last remaining Member discontinues being a Member of the Company.

(d) the occurrence of a non-waivable event under the terms of the TBOC which requires the winding up of the Company.

No other event will require the winding up of the Company.

19.2 Revocation. If an event of the type described in Section 19.1(a) occurs or any other voluntary act of the Members which require a winding up of the Company, the event may be revoked at any time prior to the termination of the Company by a determination of a Super Majority of the Members.

19.3 Cancellation.

(a) If an event of the type described in Section 19.1(c) occurs, the event may be cancelled, in writing, at any time within I year days after the occurrence of such event if (a) the personal representative of the last Member agrees in writing to (i) a continuation of the Company and (ii) the admission of the personal representative of the Member or its nominee or designee as a Member, or (b) a new Member is admitted to the Company by either the personal representative of the last Member, the Managers, or a Majority of the Assignees (in this case only, allowing the assignees of such Membership Interest to vote the Units of the Membership Interest they have been assigned).

(b) If an event of the type described in Section 19.1(d) occurs, the event may be cancelled, in writing, at any time within 1 year after the occurrence of such event if (a).

19.4 Interim Manager. If an event requiring winding up occurs and there is no remaining Managers, a Majority of the Members may appoint an interim manager of the Company, who will have and may exercise only the rights, powers, and duties of the Managers necessary to preserve the Company assets, until new Managers, if any, are elected.

19.5 Effect of Event Requiring a Winding Up. If a event requiring a winding up occurs and is not canceled or revoked, the Company will begin winding up its affairs and will continue until the assets have been distributed as set out below.

ARTICLE 20.
WINDING UP AND TERMINATION

20.1 Winding Up and Termination.

(a) General. As expeditiously as possible following the occurrence of an event requiring a winding up, the Managers will proceed to wind up the affairs of the Company, liquidate assets, pay liabilities, and make liquidating distributions to the Members, in the following order of priority:

(i) the Managers shall cause an accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the event requiring winding up occurs;

(ii) the Managers will use commercially reasonable efforts to maximize the value of the Company assets and then to sell Company assets. Any resulting Profits or Losses from each sale will be computed and allocated to the Capital Accounts of the Members in the manner described in Article 6;

(iii) the Managers shall cause the notice described in Article 11.052 of TBOC to be mailed to each known creditor of and claimant against the Company in the manner described in that Section;

(iv) the Managers will pay, to the extent there are funds available therefor, all of the Company’s obligations and establish such reserves as the Managers deem prudent (the “Liquidation Reserve”);

(v) all remaining assets of the Company shall be distributed to the Members as follows:

(A) with respect to all Company property that has not been sold, the Fair Value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the Unrealized Gain and Unrealized Loss inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the Fair Value of that property on the date of distribution.

(B) Company property shall be distributed among the Members in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Taxable Year of the Company during which the liquidation of the Company occurs; and those distributions shall be made by the end of the Taxable Year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

(C) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Article.

(D) all remaining cash and other Company property (other than the Liquidation Reserve) will be distributed among the Members as set out in Article 6.

(E) The distribution of cash and/or property to a Member in accordance with this Article constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest.

(b) Powers. Until final distribution, the Managers will continue to operate the Company properties with all of the power and authority of the Managers.

(c) Cost of Liquidation. The costs of liquidation will be borne as a Company expense.

(d) Termination; Release of Liquidation Reserve. At the time such distributions are made and the Liquidation Reserve established in accordance with subsection (a), the Company will terminate, but if at any time thereafter any of funds in the Liquidation Reserve are released because, in the opinion of the Managers, the need for such reserve has ended, such: funds will be distributed in accordance with subsection (a).

(e) No Recourse. No Member will have any recourse against the Company or any other Member for the return of its Capital Contributions or any distributions not required by this Agreement.

20.2 Cancellation: of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Managers (or such other Person or Persons as the TBOC may require or permit) will cause the cancellation of the Certificate and any other filings made by the Company and will take such other actions as may be necessary to terminate or reflect the termination of the Company.

ARTICLE 21.
MISCELLANEOUS

21.1 Amendment or Modification. Except to the extent this Agreement otherwise provides for a change to be effected without the approval required in this Section, this Agreement may be amended or modified at any time and from time to time only by a written instrument approved by the Managers and a Super Majority of the Members; provided, however, that (a) an amendment or modification (i) reducing a Member’s share of profits, losses, distributions or Units (other than as a result of the issuance of additional Company Interests or adjustments to Sharing Ratios authorized without violation of this Agreement) or (ii) increasing the obligation of a Member to make Capital Contributions, requires the additional approval of the Member affected, (b) an amendment that disproportionately and adversely affects a Member requires the additional approval of the Member affected, (c) an amendment or modification reducing the required measure for any consent or vote in this Agreement requires the additional consent or vote of Members having their rights reduced, and (d) an amendment or modification made solely to reflect the admission or withdrawal of a Member need not be approved by any Member if the requirements set forth in this Agreement with respect to such admission or withdrawal are otherwise satisfied In the event an amendment is properly adopted under the terms of this Agreement are also authorized to amend the Certificate, as well.

21.2 Notices. All notices required or permitted to be given pursuant to this Agreement will be in writing and will be (i) personally delivered, (ii) mailed, first class postage prepaid, or delivered by a nationally recognized express courier service, charges prepaid, (iii) delivered by fax, or (iv) electronic message, if to the Company to the address of the Company’s registered office (as reflected on the records of the Secretary of State of the State of Texas) and if to a Member, to the appropriate address set forth on Exhibit A to this Agreement, and if to a Manager, to the address shown on the records of the Company. Any such notice, when sent in accordance with the provisions of the preceding sentence, will be deemed to have been given and received (a) on the day personally delivered, (b) on the third day following the date mailed, (c) the date of actual delivery by a courier, and (d) the date of delivery and confirmation of delivery by the recipient if delivered by fax or electronic message. The Company or a Member may change its address, as set out above, by giving notice in writing to all other Members in the manner set forth in this Section, stating the new address.

21.3 Failure to Pursue Remedies. The failure of any party to seek redress for violation, or to insist upon the strict performance, of any provision of this Agreement will not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

21.4 Section Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

21.5 Severability of Provisions. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity of the remainder of this Agreement and the illegal or invalid provision will be enforced to the maximum extent possible to still be legal and valid.

21.6 Governing Law; Venue. This Agreement, and the application or interpretation thereof, will be governed exclusively by its terms and by the laws of the State of Texas. Except for those actions, proceedings, or claims which this Agreement provides will be settled by arbitration, any action, proceeding, or claim arising out of or relating to this Agreement commenced by any Member in its individual capacity must be prosecuted in Harris County, Texas, and each Member irrevocably submits to the non-exclusive jurisdiction of the state and federal courts of the State of Texas and consents to service of process upon such Member in any legal proceeding arising out of or in connection with this Agreement.

21.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the Members had all signed the same document. All counterparts will be construed together and will constitute one instrument. In making proof of this Agreement, it will not be necessary to account for more than one counterpart executed by the Person against whom enforcement is sought.

21.8 Successors and Assigns. Each and every covenant, term provision, and agreement herein contained will be binding upon each of the Members and their respective heirs, legal representatives, successors, and assigns and will inure to the benefit of each of the Members. Unless and until properly admitted as a Member, no assignee will have any rights of a Member beyond those provided by the TBOC to assignees or otherwise expressly provided herein to assignees.

21.9 Construction, Sections, Exhibits, Etc. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. Each reference to an “Exhibit” herein is, unless specifically indicated otherwise, a reference to an exhibit attached hereto, all of which are made a part hereof for all purposes, it being understood that if any Exhibit that is to be executed and delivered pursuant to the terms hereof contains blanks, it will be completed correctly and completely in accordance with the terms and provisions hereof and as contemplated herein prior to or at the time of its execution and delivery.

21.10 Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Member will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

21.11 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company (other than pursuant to Section 19.1) or for partition of the property of the Company.

21.12 Attorneys’ Fees. If the Company or any Member brings any legal action to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and expenses, in addition to any other relief to which such party may be entitled.

21.13 Entire Agreement. This Agreement sets forth the entire Agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, related thereto.

21.14 Third Party Beneficiaries. Except for the Indemnified Persons, there are no third party beneficiaries of this Agreement.

[Signature Page Follows]

Executed on the date or dates indicated below, to be effective as of the date first set forth above.

MANAGERS:

DUSTIN RUTHERFORD
Date:

J. TYLER WILLIS
Date:

TROY MCGUIRE
Date:

LES PATTERSON
Date:

JAMES BALLENGEE
Date:

MEMBERS:

VIVAVENTURES REMEDIATION CORPORATION

By:

Date:

MONARCH R&P MANAGEMENT, LLC

By:

Date:

EXHIBIT A

NAME, ADDRESS, AND UNITS OF MEMBERS

	Name	Address	Units
Member:	VivaVentures Remediation Corporation	5220 Spring Valley Road Suite 500 Dallas, Texas 75254	500

	Monarch R&P Management, LLC	18511 Beaumont Hwy. Houston, Texas 77049	500

EXHIBIT B

Operations Agreement

See attached

SITE OPERATIONS AGREEMENT

THIS SITE OPERATIONS AGREEMENT (this “Agreement”) is made and entered into effective as of June 2, 2026 (the “Effective Date”) by and between MONARCH REMEDIATION & PROCESSING I, LLC, a Texas Limited liability company (“Operator”) and CA-2 MATERIALS, INC., a Texas corporation (the “Owner”).

RECITALS.

A. Owner is the tenant under that certain Land Lease Agreement (the “Lease”) dated _____, 2025, with W&P Development Corporation, as landlord (“Landlord”), relating to the rental of that certain 3.443 acres of land, more or less, in the John Dunman Survey, Abstract 231, Harris County, Texas (the “Premises”), as more fully described in the Lease, a copy of which is attached as Exhibit A. Located on the Premises is a processing center with associated washout (the “Processing Center”) used for the remediation and processing of oil and related hydrocarbons (the “Business”).

B. The principals of Operator have experience in the oil remediation and processing business. Owner desires to engage Operator to upgrade, operate and maintain the remediation processing center and wash plants located on the Premises and operate the Business on behalf of Owner.

C. Operator has agreed to upgrade, operate and maintain the remediation processing center and wash plants located on the Premises and operate the Business, subject to the terms and provisions set forth in this Agreement.

AGREEMENTS:

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises which are set forth herein, the parties hereby agree as follows:

Article 1. RETENTION OF OPERATOR.

Operator has been retained by Owner as an independent contractor to upgrade, operate, maintain and manage the Business on behalf of Owner (the “Services”). Neither Operator nor any of its employees, subcontractors or agents shall be deemed to have any other status, except that Operator is the agent of Owner to the limited extent that this Agreement expressly grants Operator the authority to act on behalf of Owner.

Article 2. EFFECTIVE DATE AND TERM.

2.1 Term. The term of this Agreement shall begin on the Effective Date and, subject to early termination as otherwise provided for herein, shall end effective as to termination of the Lease.

2.2 Extension of Lease. Section 5 of the Lease allows for Owner to extend the term of the Lease. Provided Operator is not in default under the terms of this Agreement, Owner agrees to exercise its renewal option under the Lease, thereby extending the term of this Agreement.

Article 3. AUTHORITY.

3.1 Duties and Responsibilities. Operator is responsible for the day-to-day operation, direction, management and supervision of the Business, including:

(a)	staffing the Business with an adequate number of personnel, who shall be employees of Operator and who shall be hired, trained, supervised and discharged by Operator;

(b)	operating the Business in compliance with the terms of the Lease;

(c)	performing on behalf of Owner all obligations of Owner under the Lease, including without limitation, paying out of the Operating Account (as hereinafter defined) all sums (including Rent) due by tenant under the Lease, maintaining the Premises as required of Owner under the Lease; securing on behalf of Owner all insurance required to be maintained by Owner as tenant under the Lease, making all quarterly statements and other reports required under the Lease, and complying with all environmental obligations of Owner under the Lease;

(d)	depositing all income generated from the Business into the Operating Account;

(e)	paying all expenses of the operation of the Business; and

(f)	maintaining the financial books and records of the Business and providing regular reports of the revenues, expenses, profits and losses of the Business, as more fully described in Article 7.

3.2 Limitation on Operator’s Authority. In addition to any other limitations on Operator’s authority set forth in this Agreement, Operator shall not, without Owner’s written approval, take any of the following actions with respect to the Business:

(a)	enter into any contract on behalf of the Business unrelated to the day to day operation of the Business; or

(b)	enter into any lease, license, concession or other occupancy agreement related to the Leased Premises; or

(c)	settle any litigation or claims against Owner; or

(d)	extend any credit on behalf of the Owner to a third party; or

(e)	borrow money, issue any guarantees or incur any interest or contingent obligation, except ordinary trade debt; or

(f)	sell, transfer or otherwise dispose of all or any portion of the assets of the Business, except in the ordinary course of business; or

(g)	take any other action that is prohibited under the terms of this Agreement or requires the approval of Owner.

3.3 Limitation of Responsibility. Nothing within this Article 3 or otherwise within this Agreement shall be interpreted as Operator’s representation as to the profitability or success of the Business and the Operator shall not be responsible for the attainment or failure to attain any level of profitability or loss of the Business. In no event shall Operator have an obligation to replenish the operating cash reserves of Owner from its own funds.

Article 4. OPERATION OF BUSINESS.

4.1 Commissioning and Startup of Remediation Center. Operator agrees to expend its own funds as necessary to make the Processing Center fully operational. In no event, however, shall Operator be obligated to expend more than $2,250,000 for such purpose.

4.2 Personnel Standards. Operator shall provide as reasonably necessary all labor and professional, supervisory and Operatorial personnel as are required to perform the Services. Such personnel shall be qualified to perform the duties to which they are assigned. All individuals employed by Operator to perform the Services shall be employees of Operator, and their working hours, rates of compensation and all other matters relating to their employment shall be determined solely by Operator. With respect to labor matters, hiring personnel, and employment policies, Operator shall comply with all applicable laws. Operator also shall act in a reasonable manner that is consistent with the intent and purpose of this Agreement.

4.3 Laws. Operator shall comply with all laws applicable to the operation, maintenance and management of the Business and the performance of the Services. Operator also shall file such reports, notices, and other communications as may be required by any governmental agency regarding the Business.

4.4 Owner Responsibilities.

(a)	Access to Leased Premises. Owner shall provide Operator with full access to the Leased Premises so as to enable the Operator to provide the Services under this Agreement. The cost of all equipment modifications, overhauls and all capital improvements shall be the responsibility of the Operator.

(b)	Termination of Lease. Owner shall not voluntarily terminate the Lease without the prior written consent of Operator.

Article 5. OPERATOR FEE.

So long as this Agreement is in full force and effect, and Operator is not in default hereunder, Operator shall be entitled to an “Operator Fee” which shall be paid at regular intervals as determined by Operator. The Operator Fee shall be the balance of funds deposited into the Operating Account after payment of all expenses related to operation of the Business.

Article 6. OPERATING ACCOUNT.

6.1 Power of Attorney. In connection with billing, collection, banking and all related services incident to or under the Services to be provided hereunder, Owner, in accordance with applicable law, hereby grants to Operator an exclusive special power of attorney and appoints Operator as Owner’s exclusive true and lawful agent and attorney-in-fact, and Operator hereby accepts such special power of attorney and appointment, for the following purposes:

(a)	To make demand with respect to, settle, and compromise such claims and to coordinate with collections agencies (approved by Owner) in the name of Owner, to commence any suit, action or proceeding to collect any such claims.

(b)	To take possession of and endorse in the name of Owner on any note, check, money order, insurance payment or any other instrument received.

(c)	To effectuate the transfer from the Operating Account to an account designated by Operator the payment amounts for the Management Fee as it becomes due.

(d)	To sign checks, drafts, bank notes or other instruments on behalf of Owner and to make withdrawals from the Operating Account for expenses and other payments specified in this Agreement and as requested from time to time by Owner.

(e)	To otherwise deal with the cash and funds of the Owner on the Owner’s behalf in any way which is reasonable to accomplish the provision of Services as requested from time to time by Owner.

6.2 Documentation to Bank. Upon request of Operator, Owner shall execute and deliver to the financial institution wherein the Operating Account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special and limited power of attorney granted to Operator. Owner will not take any action that interferes with the transfer of funds from the Operating Account as set forth in herein, nor will Owner or its agents remove, withdraw or authorize the removal or withdrawal of any funds from the Operating Account for any purpose except as set forth herein. The Parties further agree that the revocation of any banking instructions by Owner shall constitute an immediate material default by Owner. Operator shall not use the Operating Account for any purpose other than for the purposes specified in this Agreement.

6.3 Operating Account. Daily cash receipts shall be deposited in an account (the “Operating Account”) at a bank selected by the Owner. All costs and expenses related to operation of the Business, including without limitation, all Rent (as defined in the Lease) and other amounts due by tenant under the Lease, all expenses incurred by Operator in operating the Business, and the Operator Fee, shall be paid from the Operating Account. Operator shall not use the Operating Account for any purpose other than for the purposes specified in this Agreement.

Article 7. REPORTING. The Lease requires Owner to deliver certain financial and accounting information to Landlord. It shall be Operator’s responsibility to deliver to Owner the Quarterly Statements (as defined in the Lease) of gross revenues and other reports, in a form contemplated by the Lease.

Article 8. INSURANCE.

8.1 Owner Coverage Requirements. At all times during the Term, Operator shall obtain, on behalf and in the name of Owner, all insurance that Owner is obligated to maintain under the terms of the Lease. Operator shall be named as an additional insured and loss payee where appropriate. Owner authorizes Operator to pay premiums for this insurance coverage from the Operating Account.

8.2 Operator Coverage Requirements. Operator shall provide worker’s compensation insurance in amounts not less than the amounts prescribed by applicable law.

8.3 Form of Insurance and Insureds. Operator shall have no interest in property damage insurance and shall not be named as a loss payee thereunder. The property damage insurance policy shall provide, if available at reasonable cost, that the insurance company will have no right of subrogation against Operator or its affiliates, agents or employees.

Article 9. TERMINATION

9.1 Termination at the End of Term. This Agreement shall immediately terminate upon the termination of the Lease, however the Lease may be terminated.

9.2 Immediate Termination by Owner. Owner may terminate this Agreement immediately upon the insolvency or bankruptcy of Operator. If the Agreement is terminated by Owner pursuant to this Section 9.2, Operator shall be compensated for all Operator Fees due through the date of termination.

9.3 Termination Upon Notice by Owner. Owner may terminate this Agreement upon 10 days prior written notice to Operator if:

(a)	Operator violates, or consents to a violation of, any laws applicable to the Services, where the violation has or may have a material adverse effect on the operation of the Business and Operator does not cure such violation within 30 days (or, if not curable within 30 days, within such period of time as is reasonably necessary, but in no event more than 90 days, provided Operator diligently commences and pursues such cure and indemnifies Owner for all related costs, of whatever kind);

(b)	Operator materially breaches its duties in the performance of the Services, if Operator does not cure such breach within 30 days from the date of Operator’s receipt of notice from Owner demanding cure (or, if not curable within 30 days, within such period of time as is reasonably necessary, but in no event more than 90 days, provided Operator diligently commences and pursues such cure and indemnifies Owner for all related costs, of whatever kind); or

(c)	a Force Majeure Event occurs that is not remedied within 120 days of its initial occurrence.

If the Agreement is terminated by Owner pursuant to this Section 9.3, Operator shall be compensated for all Operator Fees due through the date of termination.

9.4 Termination by Operator. Operator may terminate this Agreement for cause upon 15 days prior written notice to Owner in the event of:

(a)	Owner’s insolvency or bankruptcy; or

(b)	Owner’s failure to perform in a timely manner any of its material obligations under this Agreement and such failure is not cured within 30 days of Owner’s receipt of a notice from Operator demanding cure (or, if not curable within 30 days, within such period of time as is reasonably necessary, but in no event more than 90 days, provided that Owner diligently commences and continues to pursue such cure).

9.5 Condition of Processing Center at End of Term. Upon expiration or termination of this Agreement, Operator shall remove its personnel from the Leased Premises. Operator shall leave the Leased Premises in as good condition as it was on the Effective Date, normal wear and tear and casualty excepted. Operator shall be paid all unpaid Operator Fees. Owner shall indemnify and hold Operator harmless for all liabilities arising out of events and obligations arising from the operation of the Business following the end of the Term. Operator shall use commercially reasonable efforts to cooperate with Owner or a succeeding operator to assure that the operations, maintenance and management of the Business are not disrupted.

Article 10. INDEMNIFICATION AND LIABILITIES.

10.1 Indemnification by Operator. Operator shall indemnify, defend and hold Owner, its members, and their respective officers, directors, employees, agents, affiliates and representatives (the “Owner Indemnified Parties”) harmless from and against any and all third party claims (in whatever form and to the fullest extent permitted by law) arising out of or in any way connected with, but only to the extent of, any negligence, fraud or willful misconduct of Operator or anyone acting on Operator’s behalf or under its instructions, in connection with this Agreement and Operator’s obligations thereunder. Any costs or expenses incurred by Operator pursuant to its indemnity obligations under this Section 10.1, including the cost of deductibles with respect to the insurance maintained by Operator or Owner pursuant to this Agreement or losses in excess of such insurance coverage, shall not constitute an Operator Fee under this Agreement.

10.2 Indemnification by Owner. Owner shall indemnify, defend and hold Operator, its members, officers, directors, employees, agents, affiliates and representatives (the “Operator Indemnified Parties”) harmless from and against any and all third party claims (in whatever form and to the fullest extent permitted by law) arising out of or in any way connected with, but only to the extent of, any negligence, fraud or willful misconduct of Owner or anyone acting on Owner’s behalf or under its instructions (other than Operator and its suppliers, subcontractors, venders, and their subcontractors and vendors and any employee or agent of the foregoing), in connection with this Agreement and Owner’s obligations thereunder.

Article 11. LIMITATIONS OF LIABILITY.

11.1 Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, Operator and Owner each agree not to assert against the other any claim, demand or suit for consequential, incidental, indirect or special damages arising from any aspect of the performance or nonperformance of the other party or any third-party engaged by such other party under this Agreement, and each party hereto waives any such claim, demand or suit against the other in connection with this Agreement.

11.2 Personal Liability Limited. Operator and Owner each understand and agree that there shall be absolutely no personal liability on the part of any of the shareholders, members, partners, officers, employees, directors, agents, authorized representatives or affiliates of Owner or Operator for the payment of any amounts due hereunder, or performance of any obligations hereunder. Operator shall look solely to the assets of Owner for the satisfaction of each and every remedy of Operator in the event of any breach by Owner.

11.3 Survival. The parties further agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed in this Agreement shall survive termination or expiration of this Agreement, and shall apply at all times (unless otherwise expressly indicated), regardless of fault, negligence, strict liability, or breach of warranty of the party indemnified, released or whose liabilities are limited, and shall extend to the shareholders, members, partners, principals, officers, employees, controlling persons, executives, directors, agents, authorized representatives, and affiliates of such party.

11.4 Exclusivity. The provisions of this Agreement constitute Operator’s and Owner’s exclusive obligations to each other in connection with Operator’s operation of the Business, and Owner hereby releases Operator, and Operator hereby releases Owner, from any other liability.

Article 12. RESOLUTION OF DISPUTES.

12.1 Resolution Through Discussions. If any dispute or difference of any kind (a “Dispute”) arises between Owner and Operator in connection with, or arising out of, this Agreement, the Owner and Operator within 30 days shall attempt to settle such Dispute in the first instance through discussions. The designated representatives of Owner and Operator shall promptly confer and exert their best efforts in good faith to reach a reasonable and equitable resolution of such Dispute. If the representatives are unable to resolve the Dispute within five business days, the Dispute shall be referred within two business days of the lapse of the five business day period to the responsible senior management of each party for resolution. Neither party shall seek any other means of resolving any Dispute arising in connection with this Agreement until the responsible senior management of Owner and Operator have had at least five business days to resolve the Dispute following referral of the Dispute to them. If the parties are unable to resolve the Dispute using the procedure described in this section, either party may deliver notice to the other party of its intent to submit the Dispute to arbitration (“Arbitration Notice”). The Arbitration Notice shall include the specific issues concerning the Dispute which must be resolved by the arbitration.

12.2 Arbitration. Any Dispute arising out of, or in connection with, this Agreement and not settled by the procedure prescribed in Section 12.1, shall (regardless of the nature of the Dispute) be finally settled by binding arbitration by a single, mutually agreeable arbitrator, who is knowledgeable in the restaurant management field, and shall be conducted under the rules of the American Arbitration Association then in effect, in Houston, Texas. Each party shall submit its final offer for resolution of the dispute to the arbitrator, whose sole task shall be to select one of the two final offers. The parties shall provide arbitrator with such additional information as arbitrator may request, in order to determine which offer to select. The arbitrator’s decision and award will be final and binding. The arbitrator may, as a part of the arbitration award, permit the prevailing party to recover all or part of its attorney’s fees and other out-of-pocket costs incurred in connection with such arbitration. The arbitrator will not have authority to modify or expand any of the provisions of this Agreement.

12.3 Continued Performance. During the pendency of any arbitration, Operator and Owner shall continue to perform their obligations under this Agreement.

Article 13. MISCELLANEOUS PROVISIONS.

13.1 Assignment. Neither Owner nor Operator may assign its rights or obligations under this Agreement without the prior written consent of the other party hereto.

13.2 Force Majeure. If either Owner or Operator is rendered wholly or partially unable to perform its obligations under this Agreement (other than payment obligations) due to a Force Majeure Event, the party affected by such Force Majeure Event shall be excused from whatever performance is impaired by such Force Majeure Event, provided that the affected party promptly, upon learning of such Force Majeure Event and ascertaining that it will affect its performance hereunder, (i) promptly gives notice to the other party stating the nature of the Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect and (ii) uses its reasonable commercial efforts to remedy its inability to perform.. The suspension of performance shall be of no greater scope and no longer duration than that which is necessary. No obligations of either party which arose before the occurrence causing the suspension of performance and which could and should have been fully performed before such occurrence shall be excused as a result of such occurrence. The burden of proof shall be on the party asserting excuse from performance due to a Force Majeure Event.

For the purpose of this Agreement, “Force Majeure Event” means an event, condition or circumstance beyond the reasonable control of, and not due to the fault or negligence of, the party affected, and which could not have been avoided by due diligence and use of reasonable efforts, which prevents the performance by such affected party of its obligations hereunder; provided, that a “Force Majeure Event” shall not be deemed to have occurred or to be continuing unless the party claiming Force Majeure complies with the requirements of this Section 13.2.

13.3 Amendments. No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized representatives of both parties.

13.4 Survival. Notwithstanding any provisions herein to the contrary, the obligations set forth in Articles 9, 10, 11 and 12, shall survive in full force despite the expiration or termination of this Agreement.

13.5 No Waiver. It is understood and agreed that any delay, waiver or omission by Owner or Operator with respect to enforcement of required performance by the other under this Agreement shall not be construed to be a waiver by Owner or Operator of any subsequent breach or default of the same or other required performance on the part of Owner or Operator.

13.6 Notices. All notices and other communications (collectively “Notices”) required or permitted under this Agreement shall be in writing and shall be given to each party at its address set forth in this Section 13.6 or at such other address as hereafter specified as provided in this Section 13.6. All Notices shall be (i) delivered personally or (ii) sent by electronic mail, or certified mail (return receipt requested and postage prepaid), or (iii) sent by a nationally recognized overnight courier service. Notices shall be deemed given (A) when transmitted if sent by electronic mail (provided the transmittal is confirmed), or (B) upon receipt by the intended recipient if given by any other means. Notices shall be sent to the following addresses:

To Operator:

Monarch Remediation & Processing I, LLC

18511 Beaumont Highway

Houston, Texas 77049

To Owner:

CA-2 Materials, Inc.

18511 Beaumont Highway

Houston, Texas 77049

13.7 Counterparts. The parties may execute this Agreement in counterparts, which shall, in the aggregate, when signed by both parties constitute one instrument. Thereafter, each counterpart shall be deemed an original instrument as against any party who has signed it.

13.8 Governing Law. This Agreement is executed and intended to be performed in the State of Texas and the laws of the State of Texas, without regard to conflict of laws principles, shall govern its construction, interpretation and effect.

13.9 Partial Invalidity. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Agreement shall remain in full force and effect and in no way be affected, impaired or invalidated.

13.10 Captions. Titles or captions of Articles contained in this Agreement are inserted as a matter of convenience and for reference, and do not affect the scope or meaning of this Agreement or the intent of any provision hereof.

[Signature Page Follows]

SIGNATURE PAGE TO SITE OPERATIONS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.

MONARCH REMEDIATION & PROCESSING I, LLC	CA-2 MATERIALS, INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

To Site Operations Agreement

Lease

EXHIBIT C

Management Agreement

(See Attached)

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of June 2026 (the “Effective Date”), by and between MONARCH REMEDIATION AND PROCESSING I, LLC, a Texas limited liability company (the “Company”) and MONARCH R&P MANAGEMENT, LLC, a Texas limited liability company (“Manager”).

RECITALS

WHEREAS, the Company is in the business of oil remediation and processing; and

WHEREAS the Company has entered into that certain Site Operations Agreement (the “Operations Agreement”) with CA-2 Materials, Inc. (“CA-2 Materials”) whereby the Company has agreed to commission, startup, operate and maintain an oil remediation and processing center with wash plants located on real property leased by CA-2 Materials from W & P Development Corporation located in the San Jacinto River & Rail Park, 18511 Beaumont Highway, Houston, Harris County, Texas (the “Business”); and

Whereas, Dustin Rutherford (“Rutherford”) and J. Tyler Willis (“Willis”) are the sole members of Manager; and

WHEREAS, Manager, by and through Rutherford and Willis, possesses certain experience and expertise in the day-to-day management, supervision of operations, and administrative aspects of enterprises such as the Business; and

WHEREAS, the Company desires to engage Manager to operate the Business on behalf of the Company in its capacity as Operator under the Operations Agreement and Manager has agreed to do so, subject as hereinafter provided; and

WHEREAS, the Company and Manager desire to enter into this Agreement to specify in detail the management services that Manager will provide to the Company pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Manager, and Manager hereby accepts such engagement by the Company, to provide, by and through Rutherford and Willis, the Management Services (as defined in Section 2) upon the terms and conditions hereinafter set forth.

2. Management Services; Ultimate Authority. Manager, as an independent contractor, shall provide the day-to-day management of the Business on behalf of the Company in its capacity as operator of the Business, and shall perform certain operational, financial, technical, managerial, and administrative support services (collectively, the “Management Services”) in an efficient and competent manner for the benefit of the Company, in accordance with the terms of this Agreement. Manager represents and warrants to the Company that Manager will adhere to accepted management principles for the industry and all applicable statutory and regulatory requirements and will also exercise reasonable judgment in the performance of the Management Services. The Management Services shall include, without limitation, those services listed in Appendix A attached hereto.

3. Management Fee.

(a) As partial compensation for the Management Services described in Section 2 and for other consideration provided by Rutherford and Willis related to the formation and operation of the Company, sixty (60) days a after the Effective Date the Company shall cause Vivakor, Inc. (“Vivakor”) to issue to Rutherford and Willis, as principals of Manager, shares of Vivakor common stock (NASDAQ: VIVK) having an aggregate value of Two Million Dollars ($2,000,000) (“Vivakor Common Stock”), valued based on the volume-weighted average trading price of the stock (the Valuation Price”) for the ten (10) trading days prior to the Effective Date hereof (the “Valuation Date”). Such compensation shall be deemed earned as and when the Vivakor Common Stock is issued and in no event shall either Willis or Rutherford be obligated to return such compensation, notwithstanding any subsequent termination of this Agreement, as a result of the default of Manager or otherwise. Notwithstanding the foregoing, Vivakor will not issue any Vivakor Common Stock to Willis or Rutherford if the issuance of such shares would cause either Willis or Rutherford to beneficially own more than 4.99% of the number of shares of the Vivakor Common Stock outstanding immediately after giving effect to the issuance of the shares of Vivakor Common Stock (the “Beneficial Ownership Limitation”). Willis and Rutherford may increase or decrease the Beneficial Ownership Limitation provisions of this Section, provided that the Beneficial Ownership Limitation may in no event exceeds 9.99% of the number of shares of the Vivakor Common Stock outstanding immediately after giving effect to the issuance of the shares of Vivakor Common Stock. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to Vivakor, Inc. In the event that after two (2) years from the Effective Date hereof, if as a result of the Beneficial Ownership Limitation Vivakor has not issued to Rutherford and Willis Vivakor Common Stock having an aggregate value of $2,000,000 (based on the Valuation Price), on or before thirty (30) days after the second anniversary of the Effective Date, the Company shall pay to Rutherford and Willis the difference between $2,000,000 and the value of Vivakor Common Stock issued to Rutherford and Willis based on the Valuation Price. Notwithstanding the above, unless previously approved by the majority of Vivakor’s shareholders, the Company may not issue shares hereunder that exceeds 19.99% of Vivakor’s outstanding common stock.

(b) As additional compensation for the Management Services described in Section 2 hereof, the Company shall pay to Manager monthly during the Term (as hereinafter defined) of this Agreement a monthly management fee in the amount of $110,000.00.

(c) The Company shall also reimburse Rutherford and Willard for reasonable and documented business-related expenses incurred by either of them in connection with Manager providing the Management Services described in Appendix A.

4. Term. Unless sooner terminated in accordance with the provisions of Section 8 below, the term of this Agreement (the “Term”) shall commence on the Effective Date and continue so long as the Operations Agreement remains in effect. Upon such termination all rights and obligations of the parties herein shall terminate, except for any rights or obligations that have then accrued hereunder and the obligations of Manager pursuant to Section 5.

5. Termination.

(a) The Company may terminate this Agreement immediately for Cause. For purposes of this Agreement, “Cause” means (i) the death of both Rutherford and Willis, (ii) any embezzlement or wrongful diversion of funds or property of the Company by Manager, Rutherford or Willis or at its or their direction, (iii) malfeasance or gross neglect by Manager, Rutherford or Willis in the conduct of the Management Services and related duties, (iv) Manager’s willful failure to perform its duties, which continues for more than ten (5) business days following Manager’s receipt of written notice from the Company specifically describing such failure, (v) Manager’s breach of this Agreement (unless otherwise enumerated herein) and failure to cure such breach within ten (10) business days of receiving notice of the breach from the Company, provided if such breach is of a nature that cannot be cured with such 10-business day period, Manager’s failure to commence cure within such 10-business day period and diligently proceed to cure such failure, or (vi) any conviction of Manager, Rutherford or Willis of a felony or any crime of moral turpitude.

(b) Manager may terminate this Agreement if the Company fails to perform its obligations under this Agreement and such failure is not the result of the actions of Manager.

6. Confidentiality; Ownership of Information. Manager and its employees and agents shall have access to and become familiar with Confidential Information of the Company and/or its affiliates.

(a) For purposes of this Agreement, “Confidential Information” means any and all information, relating directly or indirectly to the Company and/or its affiliates acquired directly or indirectly through Manager’s engagement hereunder or previously acquired by Rutherford or Willis that is not generally ascertainable from public or published information or trade sources and that represents proprietary information of the Company and/or its affiliates.

(b) During Manager’s engagement hereunder and at all times thereafter, Manager shall not disclose or use in any manner, and shall cause its employees and agents to not disclose or use in any manner, directly or indirectly, the Confidential Information and shall use Manager’s best efforts and shall take all reasonable precautions to prevent the disclosure of any such Confidential Information.

(c) Such Confidential Information is and shall remain the sole and exclusive property and proprietary information of the Company or its affiliates, as the case may be, and is disclosed in confidence to Manager by such parties.

(d) Upon the expiration of the Term, Manager shall immediately turn over to the Company all documents, disks or other magnetic media, or other material in Manager’s possession or under Manager’s control that (i) may contain or be derived from Confidential Information, or (ii) are connected with or derived from Manager’s services to the Company hereunder. Manager shall not retain any Confidential Information in any form (e.g., computer hard drive, microfilm, etc.) upon the expiration of the Term or earlier termination of this Agreement.

7. Remedies; Injunction. In the event of a breach or threatened breach by Manager of Section 9 of this Agreement, Manager agrees that the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to injunctive relief without the necessity of proving actual monetary loss in order to prevent or restrain any such breach by Manager or by Manager’s members, managers, officers, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with Manager. It is expressly understood between the parties that this injunctive or other equitable relief shall not be the Company’s exclusive remedy for any breach of this Agreement, and the Company shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

8. No Waiver of Breach. No failure by either party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or of the Company or to exercise a right or remedy hereunder, shall constitute a waiver. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, condition, agreement and term of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach.

9. Indemnification. Manager agrees to indemnify, defend and hold harmless the Company and its affiliates, agents and employees of and from any claims, losses, liabilities and demands of every kind and nature whatsoever, including reasonable attorneys’ and accountants’ fees and the costs of defending such claims, losses, liabilities and demands, arising as a result of Manager’s breach of this Agreement or in connection with any acts or omissions by Manager or any of its agents or employees in connection with this Agreement, to the extent such acts or omissions arise out of the gross negligence, fraud, intentional misconduct or willful misconduct of Manager.

10. Entire Agreement. This Agreement, including the Appendices and Exhibits attached hereto which are incorporated herein and made a part hereof in their entirety, as well as the Option Agreement and the Buy-Sell Agreement, constitutes the entire agreement between the parties hereto concerning the subject matter hereof. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

11. Independent Contractor. The parties hereto hereby acknowledge that Manager is and will be an independent contractor. Accordingly, Manager has the sole right to manage, control and direct the method, manner and means by which the Management Services are executed, and Wills has the sole right to manage, control and direct the method, manner and means by which the Consulting Services are executed, as long as the manner of execution meets with the terms and conditions in this Agreement. Nothing herein will be construed to create a partnership, agency, joint venture, or employer-employee relationship between Manager or Wills and the Company. Manager is not entitled to participate in any plans, arrangements or policies (including bonuses, vacations, sick leave, stock options, medical plans and other benefits) that the Company may provide or make available for its employees by operation of this Agreement alone. MANAGER RETAINS EXCLUSIVE LIABILITY FOR COMPLYING WITH ALL APPLICABLE LAWS GOVERNING MANAGER, INCLUDING PAYMENT OF SELF-EMPLOYMENT AND OTHER TAXES BASED ON THE COMPENSATION PROVIDED TO IT PURSUANT TO THIS AGREEMENT. MANAGER ACKNOWLEDGES AND AGREES THAT IT IS AN INDEPENDENT CONTRACTOR TO THE COMPANY. Manager hereby agrees to indemnify and hold the Company harmless from and against any and all taxes or contributions, including penalties and interest, applicable to Manager, respectively, as a result of entering into this Agreement and collecting payment of the Management.

12. Amendments. This Agreement may be amended at any time by the mutual agreement of the parties hereto, provided that, before any amendment shall be operative or valid, it shall have been reduced to writing and signed by the parties hereto and shall have been approved by the holders of a majority of the Stock.

13. Assignment. It is expressly understood by the parties hereto that this Agreement may not be assigned, or the obligations hereunder delegated, by any party without the prior written consent of the other parties, which consent may be withheld in their sole discretion.

14. Successors and Assigns. Subject to the provisions of this Agreement regarding assignment, each of the covenants and conditions of this Agreement shall be binding on and shall inure to the benefit of the successors and assigns of the parties hereto.

15. No Third Party Beneficiaries. Nothing in this Agreement shall be construed as creating or giving rise to any rights in or to any third parties or any persons other than the parties hereto.

16. Notice. All notices, certificates, requests, financial information or other communications which may or are required to be given hereunder shall be in writing, shall be given either by personal delivery or by certified mail or overnight courier, and shall be deemed to have been duly given upon delivery (or, in the case of certified mail, attempted delivery) at the proper address, as follows:

Notice to Manager:	Monarch R&P Management, LLC
18511 Beaumont Highway
Houston, Texas 77049
Attn: Dustin Rutherford

Notice to the Company:	Monarch Remediation & Processing I, LLC
18511 Beaumont Highway
Houston, Texas 77049
Attn: Tyler Willis

The parties may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

17. Mutual Cooperation. The parties acknowledge that mutual cooperation and assistance are essential to the parties’ performance under this Agreement. Therefore, it shall be the duty of both parties to make all good faith efforts to fully cooperate in the performance of this Agreement. The Company’s duty of cooperation hereunder shall include, without limitation, (1) responding promptly to any requests by Manager for consents, authorizations or advice regarding its duties hereunder or the operations of the Company, and (2) providing in a timely fashion any funds that may be needed for the proper conduct of the Company’s business.

18. Governing Law; Venue. This Agreement and any disputes arising hereunder will be governed by, and interpreted and enforced in accordance with, the laws of the State of Texas, without regard to conflicts of law principles. In the event of any dispute arising out of or relating to this Agreement or any other document executed in connection therewith, the parties agree that the federal and state courts located in Harris County, Texas, shall have exclusive jurisdiction and venue to determine such dispute(s) and each party hereto hereby waives any objection to the applicable jurisdiction and venue provided for in this Section 20 in any such court and any claim that such forum is an inconvenient forum.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement, and any executed counterpart of a signature page to this agreement, may be transmitted by fax or e-mail, and delivery of an executed counterpart of a signature page to this Agreement by fax or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE TO MANAGEMENT SERVICES AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

THE COMPANY:

monarch remeidation & processing I, llc, a Texas limited liability company

By:
Name:
Title:

THE MANAGER:

MONARCH R&P MANAGEMENT, LLC, a Texas limited liability company

By:
Name:
Title:

Signature Page

To

Management Services Agreement

APPENDIX A

Manager shall manage the day-to-day operations of the Company (i.e. provide advisory, consultative, oversight and other direct services to the Company so as to achieve the directives of the Managers of the Company (the “Board”)), including, without limitation, performing the following services on behalf of the Company:

(1)	overseeing the commissioning and startup of oil remediation and processing center located on the Leased Premises;

(2)	managing the employees of the Company in performance by the Company of its obligations under the Operations Agreement;

(3)	consulting with the Board about employee relations matters, including compliance with law, compliance with the Company’s policies, Employee Retirement Income Security Act (“ERISA”), affirmative action, employee grievance, and other employee relations issues; hiring and firing personnel, rendering overall supervision of Company personnel in accordance with the Company’s policies and procedures, and administrating personnel payroll and benefits;

(4)	establishing and maintaining a system of accounts for the Company (on which the Manager and the Company shall have joint access) fully separate from any other businesses of the Manager;

(5)	advising the Company in writing as soon as reasonably possible when, in the Manager’s opinion, the Company is likely to need additional funds to meet current operating needs;

(6)	developing annual business plans and presenting same to the Company for review and approval;

(7)	administrating the billing and collection efforts of the Company;

(8)	administering and making disbursements and expense withdrawals from the accounts of the Company for the Company’s operations;

(9)	having tax returns prepared and timely filed on behalf of the Company;

(10)	managing the Company’s information technology systems and arranging for on-site maintenance and support by the Company’s employees or vendors;

(11)	negotiating commercial contracts;

(12)	developing the Business’s market, structuring transactions, and coordinating due diligence and closing transactions, subject to the approval of the Board; and

(13)	hiring and/or terminating the employment of employees of the Company in the ordinary course of business.

EXHIBIT D

Indemnity Agreement

(See Attached)

INDEMNITY

This Indemnity (this “Indemnity”) dated June 2, 2026 is made by VIVAVENTURES REMEDIATION CORPORATION, a Texas corporation (“Indemnitor”) for the benefit of CA-2 MATERIALS, INC., a Texas corporation (“CA-2 Materials”) and MONARCH R&P MANAGEMENT, LLC, a Texas limited liability company (“Monarch”) and the other Indemnified Parties (as defined below). CA-2 Materials and Monarch are sometimes referred to herein as “Indemnitees”. Indemnitor and Indemnitees are sometimes collectively referred to herein as the “Parties” or individually as a “Party”.

Recitals:

A. CA-2 Materials is the tenant under that certain Land Lease Agreement (the “Lease”) dated as of January 1, 2026, with W&P Development Corporation, as landlord (“Landlord”), relating to the rental of that certain 3.443 acres of land, more or less, in the John Dunman Survey, Abstract 231, Harris County, Texas (the “Premises”), as more fully described in the Lease. Located on the Premises is a processing center with associated washout (the “Processing Center”) used for the remediation and processing of oil and related hydrocarbons. Monarch Remediation & Processing Center I, LLC (“Monarch R&P”) is the operator of the Processing Center in accordance with that certain Operations Agreement of even date herewith with CA-2 Materials. Monarch is the manager of Monarch R&P.

B. Indemnitor is a prior tenant of Landlord with respect to the Premises. At termination of Indemnitor’s leasehold estate in the Premises, certain creditors of Indemnitor had not been paid for services rendered on behalf of Indemnitor related to its operations on the Premises which may lead to claims or liens against the Premises.

C. Indemnitor has agreed to indemnify Indemnitees as to any such claims arising out of its prior activities on the Premises. The Parties desire to enter into this Indemnity in order to provide the terms under which Indemnitor will indemnify Indemnitees as to any such claims.

Agreement:

NOW THEREFORE, in consideration of the agreements made by Indemnitees in its purchase of Seller’s membership interest in Indemnitor, along with other good and valuable consideration and intending to be legally bound hereby, Indemnitor agree as follows:

1. Subject as hereafter provided, Indemnitor agrees to indemnify and hold Indemnitees and their respective successors, managers, members and officers (collectively the “Indemnified Parties” and individually an “Indemnified Party”), harmless from and against any claim, demand, action, suit, loss, cost, damage, expense, liability, penalty, fine, or judgment, arising, directly or indirectly, against any of the Indemnified Parties, in any way arising from Indemnitor’s prior leasehold of the Premises, including without limitation, (i) prior lease rent obligations owing to Landlord and (ii) amounts owed to (a) Equipmentshare.com; (b) Maxus Capital; (c) RK Energy, and, or, (d) EMS Management.

2. Upon notice of any claim made against any of the Indemnified Parties, such Indemnified Party shall promptly notify Indemnitor of any such claim and Indemnitor shall pay all costs and expenses of such Indemnified Party to defend such claim. If Indemnitor shall fail to perform their obligations hereunder, all amounts so indemnified hereunder (the “Indemnified Amounts”) shall bear interest from the due date thereof to the date of payment by Indemnitor at the maximum lawful rate. In addition, such Indemnified Party may enforce all rights and remedies as provided in law or in equity with respect to such indemnification obligations.

3. This Indemnity is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of Texas and shall be in all respects governed, construed, applied and enforced in accordance with the laws of the State of Texas.

4. The provisions of the Indemnity shall bind all of the respective heirs, personal representatives, successors and assigns of the undersigned and shall inure to the benefit of the Indemnified Parties and their respective heirs, personal representatives, successors and assigns.

5. Any notice required or permitted to be given under this Indemnity by an Indemnified Party to Indemnitor shall be in writing and the same may be (a) hand-delivered, (b) sent by United States mail, postage prepaid, by Certified or Registered Mail, Return Receipt Requested, properly addressed, or (c) sent by bona fide overnight delivery service, properly addressed, with payment for delivery made, to Ronald Beeman, 5220 Spring Valley Road, Suite 500, Dallas, Texas 75254. Any such notice shall be deemed to have been given and received as of the earlier of (i) three (3) days after depositing such notice with the United States Postal Service in accordance with the foregoing, if sent by mail, (ii) the date of the signed receipt for such notice to such party, if hand delivered, or (iii) one (1) business day after depositing such notice with such overnight delivery service in accordance with the foregoing, if sent by overnight delivery service. Notice given by any other means shall be deemed given and received only upon actual receipt. From time to time Indemnitor may designate another address for all purposes of this Indemnity by giving Seller not less than five (5) days advance written notice of such change of address.

IN WITNESS WHEREOF, the undersigned have caused this Indemnity to be executed as of the Effective Date.

VIVAVENTURES REMEDIATION CORPORATION

By:
Name:
Title:

EXHIBIT E

Guaranty Agreement

(See Attached)

GUARANTY AGREEMENT

FOR VALUE RECEIVED, and in consideration of credit and/or other financial accommodations extended, to be extended, or continued to or for the account of VIVAVENTURES REMEDIATION CORPORATION, a Texas corporation (hereinafter called “Indemnitor”), and for other good and valuable considerations, VIVAKOR, INC., a Nevada corporation (hereinafter called “Guarantor”), absolutely and unconditionally guarantees the prompt and punctual payment and performance when due of all obligations of Indemnitor to CA-2 MATERIALS, INC., a Texas corporation and MONARCH R&P MANAGEMENT, LLC, a Texas limited liability company (hereinafter called “Indemnitees”), arising out of that certain Indemnity Agreement of even date herewith, executed by Indemnitor for the benefit of Indemnitees, together with all interest and costs of collection owing and which may become owing thereon or in connection therewith (hereinafter called the “Guaranteed Obligations”).

The guaranty of Guarantor is a continuing guaranty of payment and performance and not a guaranty of collection.

This is an absolute and unconditional guaranty of payment by Guarantor in each and every particular, and if for any reason all or any portion of the Guaranteed Obligations shall not be promptly paid when due (as a result of acceleration or otherwise) Guarantor will immediately pay the same to Indemnitees or any other person or entity entitled to be paid, regardless of any defense, right of setoff or counterclaim which Indemnitor may have or assert and regardless of any other condition or contingency. Guarantor also WAIVES any right to require that any action be brought against Indemnitor or any other person, entity or collateral that may secure the Guaranteed Obligations. Should Indemnitees seek to enforce this Guaranty Agreement against the Guarantor by action in any court, Guarantor WAIVES any necessity, substantive or procedural, that a judgment previously be rendered against Indemnitor, or any other person or entity or that Indemnitor or any other person or entity be joined in such cause, or that a separate action be brought against Indemnitor or any other person or entity. The obligations of Guarantor hereunder are independent from those of the Indemnitor or any other person or entity (including any other surety or guarantor for Indemnitor), and constitute primary obligations for which Guarantor is the principal obligor. The obligations, covenants and agreements of the Guarantor under this Guaranty Agreement shall in no way be affected or impaired by reason of (i) the voluntary or involuntary liquidation, dissolution, sale of any collateral, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, composition or readjustment of debt of, or other similar proceedings affecting Indemnitor or any other surety of Indemnitor or any of the assets of Indemnitor, or (ii) any invalidity of or defect or deficiency in any invoice issued by Indemnitees to Indemnitor, or the failure to acquire, perfect or to maintain perfection of any lien or security interest in any collateral securing payment of the Guaranteed Obligations. Additionally, the uncollectibility of the Guaranteed Obligations from Indemnitor shall not in any way affect, diminish or release Guarantor from the Guaranteed Obligations, including interest that would otherwise accrue thereon, or any reasonable collection costs incurred, during the pendency of the Indemnitor’s bankruptcy or insolvency proceedings. If the Guaranteed Obligations are not paid by Guarantor upon demand when due as required herein or if this Guaranty Agreement is enforced by suit or through probate or bankruptcy court or through any judicial proceedings whatsoever, Guarantor also agrees to pay Indemnitees its collection costs, including an additional amount for reasonable attorneys’ fees incurred by Indemnitees.

Indemnitees may, at its option, at any time, without the consent of or notice to Guarantor, without incurring any liability to Guarantor, without impairing or releasing the obligations of Guarantor under this Guaranty Agreement (a) change the manner, place or terms of payment or change or extend the time of payment of or renew, as often and for such periods as Indemnitees may determine, or otherwise alter any of the Guaranteed Obligations and this Guaranty Agreement shall apply to the Guaranteed Obligations of the Indemnitor, changed, extended, renewed or altered in any manner, (b) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any personal property at any time pledged to secure or securing the Guaranteed Obligations, (c) exercise or refrain from exercising any rights against Indemnitor or others, or otherwise act or refrain from acting, (d) settle or compromise any of the Guaranteed Obligations and may subordinate the payment of all or any part of the Guaranteed Obligations to the payment of any other liabilities of the Indemnitor which may be due to Indemnitees or others, regardless of what liabilities of Indemnitor to Indemnitees remain unpaid.

It is the intention of the parties hereto to comply with applicable usury laws. Accordingly, it is agreed that notwithstanding any provision to the contrary in the Guaranteed Obligations or in this Guaranty Agreement, in any terms of sale, or otherwise relating thereto or hereto, no such provision shall require the payment or permit the collection of interest in excess of the maximum permitted by such laws. If any excess of interest is provided for, or shall be adjudged to be so provided for, then in such event (a) the provisions of this paragraph shall govern and control, (b) neither Guarantor nor Guarantor’s successors or assigns or any other party liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is the excess of the maximum amount permitted by such laws, (c) any such excess which may have been collected shall be, at Indemnitees’ option, either applied as a credit against the then unpaid principal amount owing on the Guaranteed Obligations, or refunded and (d) the effective rate of interest on all or any portion of the Guaranteed Obligations shall be automatically subject to reduction to the maximum lawful rate allowed under applicable usury laws.

This Guaranty Agreement is for the benefit of Indemnitees, and for such other persons as may from time to time become or be the holders of any of the Guaranteed Obligations, and this Guaranty Agreement shall be transferable and negotiable, with the same force and effect and to the same extent as the Guaranteed Obligations may be transferable, it being understood that upon the assignment or transfer by Indemnitees of any of the Guaranteed Obligations, the legal holder of such Guaranteed Obligations shall have all of the rights granted to Indemnitees under this Guaranty Agreement.

Guarantor agrees that Indemnitees, its successors and assigns shall not be liable for failure to use diligence in the collection of any Guaranteed Obligations or any security therefor, in creating or preserving the liability of any person liable on the Guaranteed Obligations, or in creating, perfecting or preserving any security for the Guaranteed Obligations. Guarantor hereby WAIVES presentment and demand for payment, notice of dishonor, nonpayment or default of any kind, notice of intention to accelerate, notice of acceleration, protests and notice thereof, collection, and diligence in or the bringing of suit against any person liable for any Guaranteed Obligations or against any security therefor. Payment of all amounts hereunder shall be made at the offices of Indemnitees.

This Guaranty shall be binding upon Guarantor, Guarantor’s successors and assigns and shall inure to the benefit of, and be enforceable by, Indemnitees and its successors and assigns and each and every other person who shall from time to time be or become the owner and holder of any of the Guaranteed Obligations, and each and every reference herein to “Indemnitees” shall also include each and every successor or holder.

By signing this Guaranty Agreement, Guarantor waives each and every right to which she may be entitled by virtue of any suretyship law, including any rights she may have pursuant to Rule 31 of the Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 34 of the Texas Business and Commerce Code, as the same may be amended from time to time.

This Guaranty Agreement shall be governed by and construed and interpreted in accordance with the laws of the United States of America and the State of Texas.

This Guaranty Agreement shall not be changed orally, but shall be changed only by agreement in writing signed by the person against whom enforcement of such change is sought. Guarantor further acknowledges that Indemnitees’ course of dealing, or Indemnitees’ forbearance from, or delay in, the exercise of any of Indemnitees’ rights, remedies, privileges or right to insist upon Guarantor’s strict performance of any provisions contained in this Guaranty Agreement shall not be construed as a waiver by Indemnitees unless such waiver is expressly described in writing and signed by an authorized representative for Indemnitees.

[Signature Page Follows]

SIGNATURE PAGE TO GUARANTY AGREEMENT

EXECUTED as of the 2nd day of June 2026.

VIVAKOR, INC.

By:
Name:
Title:

GUARANTOR’S ADDRESS:

5520 Spring Valley Road
Suite 500
Dallas, Texas 75254